Exhibit 2.1

execution version

PURCHASE AND SALE AGREEMENT
by and among
CAMBREX CORPORATION,
THE ACQUIRED COMPANIES,
THE PERSONS SIGNATORY HERETO AS SELLERS, SK ANGEL HOLDINGS, L.P. AND THE SELLERS’ REPRESENTATIVE

Dated as of July 20, 2018

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Article I	DEFINITIONS1
Section 1.1	Definitions1
Article II	PURCHASE AND SALE1
Section 2.1	Purchase and Sale of the Interests1
Section 2.2	Closing1
Section 2.3	Transactions to be Effected at the Closing2
Section 2.4	Closing Statement3
Section 2.5	Purchase Price Allocation3
Section 2.6	Withholding3
Article III	REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS4
Section 3.1	Authority and Enforceability4
Section 3.2	Noncontravention4
Section 3.3	Title to Interests5
Section 3.4	Legal Proceedings5
Section 3.5	Brokers5
Article IV	REPRESENTATIONS AND WARRANTIES RELATING TO THE ACQUIRED COMPANIES5
Section 4.1	Organization and Existence6
Section 4.2	Capitalization6
Section 4.3	Subsidiaries6
Section 4.4	Noncontravention6
Section 4.5	Financial Statements7
Section 4.6	Absence of Certain Changes or Events7
Section 4.7	Legal Proceedings7
Section 4.8	Compliance with Laws; Permits8
Section 4.9	Material Contracts8
Section 4.10	Real Property10
Section 4.11	Environmental Matters11
Section 4.12	Insurance12

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Section 4.13	Taxes12
Section 4.14	Regulatory Matters15
Section 4.15	Intellectual Property16
Section 4.16	Employee Benefits18
Section 4.17	Labor and Employment Matters20
Section 4.18	Absence of Undisclosed Liabilities21
Section 4.19	Indebtedness21
Section 4.20	Affiliate Transactions21
Section 4.21	Brokers22
Section 4.22	Competition Act Matters22
Section 4.23	Certain Business Practices22
Section 4.24	Export Controls22
Section 4.25	Disclaimer of Warranties22
Article V	REPRESENTATIONS AND WARRANTIES OF THE BUYER23
Section 5.1	Organization and Existence23
Section 5.2	Authority and Enforceability23
Section 5.3	Noncontravention23
Section 5.4	Legal Proceedings24
Section 5.5	Financing24
Section 5.6	Investment Purpose24
Section 5.7	Independent Investigation24
Section 5.8	Brokers25
Section 5.9	Antitrust25
Article VI	COVENANTS25
Section 6.1	Access to Information25
Section 6.2	Conduct of Business Pending the Closing27
Section 6.3	Confidentiality; Publicity29
Section 6.4	Expenses29
Section 6.5	Governmental Filings30
Section 6.6	Transfer Taxes31

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Section 6.7	Tax Matters31
Section 6.8	Buyer Financing33
Section 6.9	Repayment of Debt34
Section 6.10	Further Actions34
Section 6.11	D&O Indemnification34
Section 6.12	Guarantee; Holdback35
Section 6.13	Employment Matters; Section 280G Vote36
Section 6.14	Related Party Arrangements37
Section 6.15	Canadian Real Property38
Section 6.16	Remittance Arrangements for Withheld (or Adjusted Withheld) Amount38
Section 6.17	Quebec Real Property40
Section 6.18	Remittance Arrangements for Quebec Withheld (or Quebec Adjusted Withheld) Amount40
Section 6.19	Pre-Closing Entity Reorganization40
Section 6.20	ISRA Compliance40
Article VII	CLOSING CONDITIONS41
Section 7.1	The Buyer’s Conditions to Closing41
Section 7.2	The Sellers’ Conditions to Closing42
Section 7.3	Mutual Conditions to Closing42
Article VIII	TERMINATION43
Section 8.1	Grounds for Termination43
Section 8.2	Effect of Termination44
Article IX	INDEMNIFICATION44
Section 9.1	Survival44
Section 9.2	Indemnification by the Sellers45
Section 9.3	Indemnification by the Buyer46
Section 9.4	Indemnification Procedure for Third-Party Claims47
Section 9.5	Indemnification Procedures for Non Third-Party Claims48
Section 9.6	Calculation of Indemnity Payments48
Section 9.7	Mitigation49

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Section 9.8	Characterization of Indemnification Payments49
Article X	MISCELLANEOUS49
Section 10.1	Notices49
Section 10.2	Severability50
Section 10.3	Sellers’ Representative51
Section 10.4	Counterparts51
Section 10.5	Entire Agreement; No Third-Party Beneficiaries52
Section 10.6	Governing Law52
Section 10.7	Consent to Jurisdiction; Waiver of Jury Trial52
Section 10.8	Right to Specific Performance52
Section 10.9	Assignment53
Section 10.10	Headings53
Section 10.11	Construction53
Section 10.12	Amendments and Waivers54
Section 10.13	Schedules and Exhibits54
Section 10.14	Conflict Waiver; Attorney-Client Privilege55

Appendices

Appendix ADefinitions

Schedules

Schedule AAcquired Company Interests / Purchase Price Allocation

Schedule BSample Closing Statement

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PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement, dated as of July 20, 2018 (this “Agreement”), by and among (i) Cambrex Corporation, a Delaware corporation (the “Buyer”), (ii) Halo Pharmaceutical, Inc., a Delaware corporation (“Halo US”), 8121117 Canada Inc., a corporation organized under the laws of Canada (also known as Halo Pharmaceutical Canada Holding, Inc. (or “Halo 812”)) and Halo Pharmaceutical Canada Inc., a corporation organized under the laws of Canada (“Halo Canada” and together with Halo US, Halo 812 and their respective Subsidiaries, collectively the “Acquired Companies” or “Halo”), (iii) each of the persons designated on the signature pages hereto as Sellers (each a “Seller” and, collectively, the “Sellers”), (iv) SK Capital Partners, L.P., a Delaware limited partnership (as the Sellers’ Representative (as defined herein)), and (v) SK Angel Holdings, L.P., a Cayman Islands exempted limited partnership, in its capacity as the Seller guarantor (the “Seller Guarantor”).

RECITALS

WHEREAS, each Seller owns the outstanding equity interests of the Acquired Companies set forth opposite such Seller’s name on Schedule A hereto, which constitute all of the outstanding Equity Interests of the Acquired Companies (the “Interests”); and

WHEREAS, the Sellers desire to sell to the Buyer, and the Buyer desires to purchase from the Sellers, upon the terms and conditions set forth in this Agreement, all of the Interests held by the Sellers at the Closing (the “Transactions”).

NOW THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

Article I

DEFINITIONS

Definitions

.  Capitalized terms used in this Agreement have the meanings ascribed to them by definition in this Agreement or in Appendix A hereto.

Article II

PURCHASE AND SALE

Purchase and Sale of the Interests

.  Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, each Seller will sell, transfer and deliver to the Buyer, and the Buyer will purchase from each Seller, all of the Interests held by each such Seller free and clear of all Liens.  The aggregate purchase price for the Interests is an amount equal to U.S. $425,000,000 (the “Base Purchase Price”) plus (i) the Closing Cash Amount, minus (ii) the Closing Indebtedness Amount, and minus (iii) the Seller Transaction Costs (such amount, as adjusted, the “Purchase Price”).  The Purchase Price will be paid as provided in Section 2.3.

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Closing

.  The closing of the Transactions (the “Closing”) shall take place at 10:00 a.m., Eastern time, at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, NY 10178 on the latest of the following, or such other time, place or date that the Buyer and the Sellers’ Representative may agree in writing: (i) the third (3rd) Business Day following the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing); (ii) September 4, 2018; and (iii) in the event that the Buyer has not received interpretive guidance, or a waiver, from the U.S. Securities and Exchange Commission prior to September 11, 2018 confirming that not more than two years of audited financial statements of the Acquired Companies will be required to be filed with the Buyers’ Exchange Act reports in accordance with Rule 3-05 under Regulation S-X, September 11, 2018; provided, further that the Closing shall be deemed to occur and be effective at (i) 11:59 P.M., Eastern time, on the Closing Date, with respect to Halo US, and (ii) 12:01 A.M., Eastern time, on the day immediately following the Closing Date, with respect to Halo 812 and Halo Canada.  The date on which the Closing actually occurs is referred to hereinafter as the “Closing Date.”

Section 2.3Transactions to be Effected at the Closing.

(a)At the Closing, the Buyer will:

(i)pay the Closing Payment to the Sellers’ Representative (by wire transfer of immediately available funds in U.S. dollars to an account specified by the Sellers’ Representative to the Buyer no later than one Business Day prior to the Closing);

(ii)pay the Closing Indebtedness Amount and the Seller Transactions Costs to the applicable payees, as set forth in the Closing Statement (by wire transfer of immediately available funds in U.S. dollars to an account specified by each applicable payee); provided that any amounts with respect to Taxes shall be paid by the Acquired Companies in a manner as required by applicable Law and to the extent of any compensatory payments, such payments will be made through the regular payroll of the Acquired Companies; and

(iii)deliver to the Sellers all other documents, instruments or certificates required to be delivered by the Buyer at or prior to the Closing pursuant to Section 7.2 of this Agreement.

(b)At the Closing, each Seller will deliver to the Buyer:

(i)the Interests, including any certificates thereof (if any), accompanied by an instrument of assignment or other instrument of transfer, duly executed as necessary by such Seller for transfer and sale of such Interests to the Buyer;

(ii)unless otherwise requested by the Buyer, resignation letters from each member of the Board of Directors of the Acquired Companies; and

(iii)all other documents, instruments or certificates required to be delivered by such Seller at or prior to the Closing pursuant to Section 7.1 of this Agreement.

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(c)Following receipt of the Closing Payment from the Buyer pursuant to Section 2.3(a)(i), the Sellers’ Representative shall distribute to each Seller an amount equal to such Seller’s Pro-Rata Share multiplied by the Closing Payment.  Except for the Buyer’s obligation to remit the Closing Payment pursuant to Section 2.3(a)(i), the Buyer shall have no obligation or liability to the Sellers with respect to the distribution of the Closing Payment under this Section 2.3(c).

Closing Statement

.  At least three (3) Business Days prior to the Closing Date, the Acquired Companies shall deliver to the Buyer a statement (the “Closing Statement”) setting forth a good faith estimate of: (i) the Closing Cash Amount; (ii) the Closing Indebtedness Amount; and (iii) the Seller Transaction Costs.  The Closing Cash Amount, Closing Indebtedness Amount and Seller Transaction Costs (as contained in the Closing Statement) shall be used for the purposes of determining the payments to be made pursuant to Section 2.3(a)(i). The Acquired Companies and the Sellers shall provide the Buyer and its Representatives with reasonable access to the Acquired Companies’ accounting and tax books and records supporting the Closing Cash Amount, Seller Transaction Costs and Closing Indebtedness Amount set forth in the Closing Statement and, prior to the Closing, the Acquired Companies shall consider in good faith any comments on the Closing Statement as the Buyer may reasonably suggest. A sample Closing Statement is attached hereto as Schedule B.

Section 2.5Purchase Price Allocation.

(a)The Buyer and the Sellers agree to allocate the Purchase Price among the Equity Interests of each of the Acquired Companies in accordance with Schedule A (the “Allocation Schedule”).  The amounts payable as a reduction or increase in Purchase Price as set forth in Section 9.8 shall be allocated pro rata to each Acquired Company in accordance with the Allocation Schedule unless any such increase or reduction relates specifically to a particular Acquired Company.

(b)Each Seller, the Buyer and their respective Affiliates shall prepare and file its Tax Returns on a basis consistent with the Allocation and shall take no position inconsistent with the Allocation on any Tax Return or in any proceeding before any Taxing Authority or otherwise.  In the event that the Allocation is disputed by any Taxing Authority, the party receiving notice of the dispute shall promptly notify the other party hereto, and the Sellers and the Buyer agree to use their commercially reasonable efforts to defend such Allocation in any audit or similar proceeding.

Withholding

.  The Buyer and any other applicable withholding agent will be entitled to deduct and withhold from any amounts payable pursuant to or as contemplated by this Agreement any withholding Taxes or other amounts required under the Code or any applicable Law to be deducted and withheld. To the extent that any such amounts are so deducted or withheld and paid over to the appropriate Governmental Entity, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Notwithstanding anything to the contrary, any compensatory amounts payable pursuant to or as contemplated by this Agreement shall be remitted to the applicable payor for payment to the applicable Person through regular payroll procedures, as applicable. No later than three (3) days prior to deducting and withholding any amounts pursuant to this Section 2.6, the Buyer shall notify the payee

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in writing of any amounts that the Buyer intends to deduct or withhold from any payments hereunder and provide the payee with reasonable support for the basis on which the Buyer intends to deduct or withhold. The parties hereto shall reasonably cooperate with each other, as and to the extent reasonably requested by the other parties, to minimize or eliminate any potential deductions and withholdings hereunder. As of the date of this Agreement, the Buyer is not aware of any amounts that would be required to be withheld for U.S. federal income Tax purposes from any amounts payable to any Seller under this Agreement, provided that (i) the requirements of Section 7.1(g) are complied with and (ii) each Seller has provided a duly completed IRS Form W-9 or W-8, as applicable, or applicable successor form, to the applicable withholding agent and such applicable IRS Form establishes that no backup withholding is necessary. Notwithstanding the foregoing, matters covered by Section 6.15 to Section 6.18 shall be governed by such sections.

Article III

REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS

Except as set forth in the disclosure schedules accompanying this Agreement (collectively, the “Disclosure Schedule”), each of the Sellers, solely with respect to such Seller, severally, but not jointly, represents and warrants to the Buyer as follows:

Authority and Enforceability

.  Such Seller has the requisite power and authority to execute and deliver this Agreement, to perform his, her or its obligations hereunder and to consummate the Transactions.  The execution, delivery and performance by such Seller of this Agreement, and the consummation by such Seller of the Transactions has been duly authorized by all necessary action on the part of such Seller, and no other action is necessary on the part of such Seller to authorize this Agreement or to consummate the Transactions.  This Agreement has been duly executed and delivered by such Seller and, assuming the due authorization, execution and delivery by each other party hereto, constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

Section 3.2Noncontravention.

(a)Except for Permits or Filings set forth in Section 3.2(b) of this Agreement, neither the execution, delivery and performance of this Agreement by such Seller, nor the consummation of the Transactions by such Seller, will, with or without the giving of notice or the lapse of time or both, (i) violate any Organizational Document of such Seller, (ii) violate any Law or Order applicable to such Seller,  (iii) violate any Contract to which such Seller is a party, (iv) require any consent or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of such Seller or the Acquired Companies or to a loss of any benefit to which such Seller or the Acquired Companies are entitled under any provision of any Contract to which such Seller is a party or (v) result in the creation or imposition of any Lien (other than a Permitted Lien) on any asset of the Acquired Companies, except in the case of clauses (ii) through (iv) to the extent that any such violation

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would not reasonably be expected, individually or in the aggregate, to (x) have a material adverse effect on such Seller’s ability to perform its obligations hereunder or (y) prevent, materially delay or materially impede the consummation of the Transactions.

(b)No Permit or Filing is required by such Seller in connection with the execution and delivery of this Agreement by such Seller, the performance by such Seller of its obligations hereunder and the consummation by such Seller of the Transactions other than (i) Permits and Filings set forth on Section 3.2(b) of the Disclosure Schedule, (ii) Permits and Filings that have been obtained or made prior to the date hereof and (iii) Permits and Filings the failure of which to obtain or make would not reasonably be expected, individually or in the aggregate, to (x) have a material adverse effect on such Seller’s ability to perform its obligations hereunder or (y) prevent, materially delay or materially impede the consummation of the Transactions.

Title to Interests

.  Such Seller is the sole record and beneficial owner of the Interests indicated as being held by such Seller in Schedule A, free and clear of all Liens, and such Seller will transfer and deliver to the Buyer at the Closing good, marketable and valid title thereto, free and clear of all Liens.  Except for this Agreement, or as set forth on Section 3.3 of the Disclosure Schedule, there are no agreements, arrangements, warrants, options, puts, rights or other commitments, plans or understandings of any character assigned or granted by such Seller or in respect of such Seller’s Interests or to which such Seller is a party or bound or to which such Seller’s Interests are subject relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting or transfer of any of the Interests or other securities of the Acquired Companies.

Legal Proceedings

.  Except as set forth on Section 3.4 of the Disclosure Schedule, there are no Legal Proceedings pending or, to the actual knowledge of such Seller after reasonable inquiry, threatened against or otherwise relating to such Seller that (a) challenge or seek to enjoin, alter or materially delay the Transactions or (b) would reasonably be expected to have a material adverse effect on such Seller’s ability to perform its obligations hereunder.

Brokers

.  Except as set forth on Section 3.5 of the Disclosure Schedule, such Seller does not have any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions.

Section 3.6 Mirabel Corp.  SK Angel Mirabel Holding Inc. (“Mirabel Corp”) was formed on December 17, 2014 and since the date of its formation Mirabel Corp. (i) has not engaged, and through the Closing Date, shall not engage, other than as provided in Section 6.19, in any business activities or any operations other than acting as a shareholder of Halo Canada and activities incidental thereto, and (ii) has not incurred, and shall not incur, any liabilities or obligations, in each case of clauses (i) and (ii), other than as listed on Section 3.6 of the Disclosure Schedule. Since the date of its formation, Mirabel Corp. has not received nor made any distribution and Mirabel Corp. shall not make any distribution prior to the Closing.

Article IV

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REPRESENTATIONS AND WARRANTIES RELATING
TO THE ACQUIRED COMPANIES

Except as set forth in the Disclosure Schedule, the Acquired Companies represent and warrant to the Buyer as follows in this Article IV.  For purposes of the representations and warranties set forth in this Article IV (other than those in Sections 4.1, 4.2, 4.3 and 4.4), the term the “Acquired Companies” shall include each Subsidiary of the Acquired Companies, unless otherwise noted herein.

Organization and Existence

.  Each of the Acquired Companies is duly organized or incorporated (as applicable under relevant Law), validly existing and in good standing (to the extent such concept is known in the relevant jurisdiction) under the Laws of its respective jurisdiction of formation, and has full power and authority to own or lease its properties and carry on its respective business in the places where such properties are now owned or leased or such business is now being conducted.  Copies of the Organizational Documents of the Acquired Companies have been made available to the Buyer, which copies are correct and complete and no amendments thereto are pending.

Capitalization

.  The Sellers own all of the outstanding Interests of the Acquired Companies, in each case, free and clear of all Liens, other than any Lien (a) arising pursuant to or described in the Organizational Documents of the Acquired Companies or applicable securities Laws, (b) which is a Permitted Lien or (c) that will be released at the Closing.  The Interests are the only outstanding Equity Securities of the Acquired Companies.  The Interests have been duly authorized and are validly issued.  There are no outstanding obligations of the Acquired Companies to repurchase, redeem or otherwise acquire any of the Interests.  Other than the Organizational Documents of the Acquired Companies and as set forth on Section 4.2 of the Disclosure Schedule, there are no voting trusts, equityholder agreements, proxies or other agreements or undertakings with respect to the voting, sale or other disposition of any of the Interests. There are no outstanding options, profits interests or other Equity Securities of the Acquired Companies other than the Interests.

Subsidiaries

.  The Acquired Companies do not own or control, directly or indirectly, any Equity Securities in any other Person other than the Subsidiaries set forth on Section 4.3 of the Disclosure Schedule.  Each Subsidiary is wholly owned in each case, free and clear of all Liens, other than any Lien (a) arising pursuant to or described in the Organizational Documents of the Subsidiary or applicable securities Laws, (b) which is a Permitted Lien or (c) that will be released at the Closing.

Section 4.4Noncontravention.

(a)Except for Permits or Filings set forth in Section 4.4(b) of this Agreement, the consummation of the Transactions will not, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the Organizational Documents of the Acquired Companies, (ii) violate any Law or Order applicable to the Acquired Companies, (iii) except as set forth on Section 4.4(a) of the Disclosure Schedule, breach or violate, or constitute a default under, any Material Contract, or (iv) result in the creation or imposition of any Lien (other than a Permitted

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Lien) on any asset of the Acquired Companies, except in the case of clauses (ii), (iii) and (iv), to the extent that any such violation would not reasonably be expected to have a Material Adverse Effect.

(b)No Permit of, or Filing with any Governmental Entity is required by the Acquired Companies in connection with the consummation of the Transactions, other than (i) Permits and Filings set forth on Section 4.4(b) of the Disclosure Schedule, (ii) Permits and Filings that have been obtained or made prior to the date hereof and (iii) Permits and Filings the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

Financial Statements

.

(a)The Buyer has previously been furnished with copies of the audited balance sheet of the Acquired Companies as of December 31, 2017 (the “Balance Sheet Date”) and the related statement of income, members’ equity and cash flows for the year ended December 31, 2017 (such financial statements, the “Financial Statements”).  The Financial Statements have been prepared from the books and records of the Acquired Companies, and prepared in all material respects in accordance with the Applicable Accounting Standards (except as may be indicated in the notes thereto), and fairly present, in all material respects, the financial position, results of operations and cash flows of the Acquired Companies as of the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein.

(b)The Acquired Companies have established and maintain, adhere to and enforce a system of internal accounting controls which are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Financial Statements, in all material respects in accordance with the Applicable Accounting Standards, including policies and procedures that (i) require the maintenance of records that accurately and fairly reflect the transactions and dispositions of the assets of the Acquired Companies and (ii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Acquired Companies.  The Acquired Companies have not received notice of any claim, allegation or finding regarding (A) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Acquired Companies during any period reflected in the Financial Statements or (B) any fraud that involves the any employee, officer, director or consultant of the Acquired Companies in connection with the preparation of the Financial Statements.

Absence of Certain Changes or Events

.  Except as set forth on Section 4.6 of the Disclosure Schedule, since the Balance Sheet Date:

(a)the business of the Acquired Companies has been conducted in all material respects in the ordinary course consistent with past practices;

(b)the Acquired Companies have not taken any action that if taken after the date hereof and prior to the Closing Date would have required the consent of the Buyer pursuant to Section 6.2(a) or Section 6.2(b); and

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(c)there has not been any change, effect, development, event or circumstance that has resulted in, or would be reasonably expected to result in, a Material Adverse Effect.

Legal Proceedings

.  There have been no Legal Proceedings pending or, to the Knowledge of the Sellers, threatened against or otherwise relating to any of the Acquired Companies, that (a) challenge or seek to enjoin, alter or materially delay the Transactions or (b) would reasonably be expected to have a Material Adverse Effect.  Except as disclosed on Section 4.7 of the Disclosure Schedule, no Acquired Company is subject to any Order of any Governmental Entity that (x) would reasonably be expected to materially delay the Transactions, (y) would have a Material Adverse Effect on such Acquired Company’s ability to perform its obligations hereunder or (z) would reasonably be expected to have a Material Adverse Effect on the conduct of the business of the Acquired Companies.

Section 4.8Compliance with Laws; Permits.

(a)Except for such noncompliance that would not reasonably be expected to have a Material Adverse Effect or as disclosed on Section 4.8(a) of the Disclosure Schedule, the Acquired Companies are, and since January 1, 2016, have been, in compliance with all Laws applicable to them or their business or properties, including the Real Property.

(b)Except as set forth on Section 4.8(b) of the Disclosure Schedule, the Acquired Companies are in possession of all Permits that are necessary for the Acquired Companies to own, lease, maintain and operate their assets and properties and conduct their business as currently conducted in compliance with applicable Law, except the extent to which the failure to have any Permit would not have a Material Adverse Effect on any Acquired Company or any such Acquired Company’s ability to perform its obligations hereunder (collectively, the “Company Permits”).  Each of the Company Permits is in full force and effect and the Acquired Companies are in compliance with the terms of all such Company Permits, except for such noncompliance that would not have a Material Adverse Effect.  No suspension, cancellation or modification is pending or, to the Knowledge of the Sellers, threatened, with respect to any of the Company Permits that would be expected to have a Material Adverse Effect.  Since January 1, 2016, the Acquired Companies have not received any written notice from any Governmental Entity regarding a material violation of, conflict with, or failure to comply with, any term or requirement of any Company Permit.

Section 4.9Material Contracts.

(a)Section 4.9(a) of the Disclosure Schedule sets forth a list of all of the following types of Contracts to which any Acquired Company is a party, in each case, in effect as of the date of this Agreement:

(i)each Contract with any Related Party of the Acquired Companies that will not be terminated at or prior to Closing;

(ii)each Contract with the ten (10) largest customers of the Acquired Companies based on revenue of the Acquired Companies during fiscal year 2017;

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(iii)each Contract with the five (5) largest suppliers of goods (including components and raw materials) or services (including manufacturing, research, development, data co-location or data hosting services) to the Acquired Companies based on payments made to, or accrued with respect to, such suppliers by the Acquired Companies during fiscal year 2017;

(iv)any Contract that purports to limit in any material respect the ability of the Acquired Companies from competing, operating or doing business in any location or in any line of business or from competing with any Person;

(v)any employment (other than at-will employment agreements or offer letters and Canadian employment agreements or offer letters which are terminable on the giving of reasonable notice in accordance with applicable Law, except for employees in Québec), consulting or other individual independent contractor or severance agreement pursuant to which an Acquired Company would reasonably be expected to make payment in excess of $250,000 in 2018 or any year thereafter;

(vi)any Contract to which the Acquired Companies are a party or otherwise bound and pursuant to which the Acquired Companies (A) obtain the right to use any Intellectual Property (other than licenses for Off-the-Shelf Software and rights to use third party Intellectual Property for manufacturing products for such third parties) or (B) grant any exclusive right or license to use any material Owned Intellectual Property to another Person (other than rights granted in the ordinary course of business);

(vii)any (A) separate entity joint venture with an unaffiliated third party or (B) revenue sharing Contract, in each case, other than Contracts with respect to partnered products entered into in the ordinary course of business;

(viii)any Contract relating to Indebtedness of the Acquired Companies (other than with respect to Taxes);

(ix)any Contract containing “most favored nation” provisions; and

(x)any Contract with a Governmental Entity.

(b)The Contracts set forth on Section 4.9(a) of the Disclosure Schedule (or required to be set forth on Section 4.9(a) of the Disclosure Schedule) are collectively referred to as the “Material Contracts.”  None of the Acquired Companies nor, to the Knowledge of the Sellers, any other party thereto, is in violation of or default under any Material Contract other than those violations or defaults that would not reasonably be expected to have a Material Adverse Effect.

(c)Each Material Contract is a valid and binding agreement of the applicable Acquired Company, and is in full force and effect in all material respects (except to the extent such Material Contract terminates or expires after the date hereof in accordance with its terms), and is enforceable against the applicable Acquired Company and, to the Knowledge of the

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Sellers, each other party thereto, in accordance with its terms, except (i) as limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally or (ii) as limited by general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.  Subject to obtaining any necessary consent, Permit or Filing disclosed under Section 4.4 of the Disclosure Schedules, each Material Contract will continue to be enforceable and in full force and effect on substantially similar terms immediately following consummation of the Transactions contemplated hereby, except as would not reasonably be expected to have a Material Adverse Effect.  As of the date hereof, no party to any Material Contract has provided the Acquired Companies with notice of such party’s intent to terminate or elect not to renew any Material Contract.

Section 4.10Real Property.

(a)Section 4.10(a) of the Disclosure Schedules lists, as of the date of this Agreement, a true, correct and complete list of all Owned Real Property, including (i) the address and record/registered owner, tax parcel numbers, block and lot numbers and legal description thereof and  (ii) all leases (including all amendments and modifications thereto, assignments and renewals thereof, and memoranda of lease and subordination, nondisturbance and attornment agreements (or similar agreements) related thereto), subleases, licenses or other rights of occupancy affecting the Owned Real Property.

(b)Section 4.10(b) of the Disclosure Schedule contains a true, correct and complete list of all leases, subleases, licenses, use and occupancy or similar agreements for any real property and any buildings (collectively, the “Real Property Leases”) to which the Acquired Companies are a party or by which the Acquired Companies are bound (together with the Owned Real Property, the “Real Property”).  Except as set forth on Section 4.10(b) of the Disclosure Schedule, (i) none of the Real Property Leases have been amended, modified, supplemented replaced, terminated or canceled.  The Acquired Companies have not subleased any portion of the Leased Real Property and have not assigned any Real Property Lease or interest therein.

(c)The Acquired Companies have good, valid and marketable title to the Owned Real Property or, in the case of a Real Property Lease, good and valid leasehold interests in the Real Property Leases (in each case, other than those assets and interests disposed of since the date hereof in the ordinary course of business), free and clear of any Liens other than Permitted Liens.

(d)The Acquired Companies have made available to the Buyer a true, correct and complete copy of (i) all title insurance policies and surveys/certificates of location in each Acquired Company’s possession, if any, of or pertaining to the Real Property (ii) all Real Property Leases and (iii) real property tax bills for the Owned Real Property (and such real property tax bills cover the entirety of the Owned Real Property and do not cover or apply to any other real property).

(e)Except for Permitted Liens, there are no outstanding options, rights of first offer, rights of first refusal or other rights in favor of any Person to purchase or lease all or any portion of the Acquired Company’s title and interest in each Real Property.

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(f)No Acquired Company is in material violation of or default under (including any condition that with the passage of time or the giving of notice would cause such a violation or default under) any Real Property Lease, and, to the Knowledge of the Sellers, no uncured default or breach on the part of the landlord exists under any Lease.  Each Real Property Lease is a valid and binding agreement of the Acquired Companies, and is in full force and effect (except to the extent such Real Property Lease terminates or expires after the date hereof in accordance with its terms), and is enforceable against the Acquired Companies, and, to the Knowledge of the Sellers, each other party thereto, in accordance with its terms, except (i) as limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally or (ii) as limited by general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

(g)All buildings, buildings systems (including, without limitation, all electrical, plumbing, heating, ventilation, air purification, air conditioning and mechanical systems), fixtures, improvements and structures located at and all appurtenances belonging to the Real Property have been adequately maintained in all material respects and, taken as a whole, are in good condition and repair in all material respects, normal wear and tear excepted, and are suitable for their intended purposes for which they are being used and for the operation of Acquired Companies’ business.

(h)The Real Property constitutes all of the real property that is necessary to conduct and operate the Acquired Companies business as currently conducted and operated.

(i)The Acquired Companies have not received written notice of any pending or threatened condemnation proceedings relating to the Real Property or any part thereof.

(j)No condition or defect in the Real Property exists that would reasonably be expected to result in (i) a material reduction in the value of the Real Property or (ii) a significant increase in the cost of maintenance, repair or operation of the Real Property, except, in each case, as would not reasonably be expected to have a Material Adverse Effect.

Environmental Matters

.  Except as disclosed on Section 4.11 of the Disclosure Schedule:

(a)The Acquired Companies are and, since January 6, 2015, have been in material compliance with all Environmental Laws.

(b)No Acquired Company has caused or contributed to a Release of any Hazardous Substances, nor, to the Knowledge of the Sellers, has the Real Property or any other real property formerly owned or operated by the Acquired Companies (or any of their predecessors) been adversely impacted by a Release of Hazardous Substances, in any case in a manner or to a degree that reasonably would be expected (i) to require a remedial investigation, removal or other response action pursuant to Environmental Laws or (ii) to result in liability for the Acquired Companies, except, in each case, as would not reasonably be expected to have a Material Adverse Effect.

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(c)At no time since January 6, 2015, nor, to the Knowledge of the Sellers, prior thereto, have the Acquired Companies used, produced, manufactured or distributed asbestos-containing products or processes.

(d)To the Knowledge of the Sellers, no property adjacent to any of the Real Property is contaminated, or is at risk of being contaminated or is a potential source of contamination for any Real Property.

(e)At no time since January 6, 2015, nor, to the Knowledge of the Sellers, prior thereto, have the Acquired Companies ever transported, removed or disposed of any Hazardous Substances to a location that is not duly authorized by the appropriate Governmental Entity to receive such Hazardous Substances.

(f)There are no Legal Proceedings pending or threatened in writing, or, to the Knowledge of the Sellers, otherwise threatened against the Acquired Companies alleging a violation of any Environmental Law or any Environmental Permits.

(g)The Acquired Companies and the Real Property are not subject to any remediation, corrective obligation or Order with respect to, or agreement settling or resolving, any actual or alleged violations of any Environmental Laws or Environmental Permits, in each case, that contains ongoing or unresolved obligations.

(h)At all times since January 6, 2015, the Acquired Companies have held, and have been in material compliance with, all Environmental Permits required for the operations of the Acquired Companies, and no action or proceeding is pending or, to the Knowledge of the Sellers, threatened to revoke, suspend or materially modify any such Environmental Permits.

(i)The property at 44 Deforest Avenue, East Hanover, NJ 07936 (the “Deforest Property”) qualifies for a de miminis quantity exemption under ISRA in connection with the transaction contemplated by this Agreement.

(j)The Sellers have provided the Buyer with accurate copies of all material written environmental assessments (which are in possession of the Acquired Companies) related to the condition of the Real Property.

Insurance

.  The Acquired Companies and its business or properties is insured to the extent specified under the insurance policies listed on Section 4.12 of the Disclosure Schedule (collectively, the “Policies”), a true and complete copy of each of which has been made available to the Buyer prior to the date hereof.  There is no claim by the Acquired Companies pending under any of the Policies as to which coverage has been denied or disputed by the underwriters of such Policies or in respect of which such underwriters have reserved their rights.  All premiums payable under all such Policies have been timely paid and the Acquired Companies have otherwise complied fully with the terms and conditions of all of the Policies and such Policies remain in full force and effect pursuant to their terms.  No written notice of cancellation or termination has been received by the Acquired Companies with respect to any such

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material Policies that have not been replaced on substantially similar terms prior to the date of such cancellation or termination.

Taxes

.  Except as set forth on Section 4.13 of the Disclosure Schedule:

(a)All material Tax Returns required to have been filed by or with respect to the Acquired Companies have been duly and timely filed in accordance with all applicable Laws, and all such Tax Returns were true, correct and complete in all material respects.  All material Taxes (whether or not shown on such Tax Returns) have been duly, fully and timely paid, collected or withheld and remitted, to the appropriate Taxing Authority.  Section 4.13(a) of the Disclosure Schedule lists all of the states, territories and jurisdictions in which Income Tax Returns with respect to the Acquired Companies were filed for the past three years, and true, accurate and complete copies of all such Income Tax Returns have been made available to the Buyer.

(b)There is no Legal Proceeding against any Acquired Company regarding any material Taxes and no such Legal Proceeding has been proposed or threatened in writing.  There are no material Liens on any of the assets of the Acquired Companies that arose in connection with any failure to pay any Tax, other than with regard to Taxes not yet due and payable.

(c)The Acquired Companies have timely deducted or withheld and paid to the proper Governmental Entity all material Taxes required to have been withheld and paid in connection with amounts paid, owing or allocable to any Affiliate, employee, independent contractor, creditor, stockholder or other third party.  The Acquired Companies have complied with all associated reporting and recordkeeping requirements in all material respects.

(d)No agreement waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any material Taxes with respect to any Acquired Company has been filed or entered into with (or been requested by) any Governmental Entity.

(e)No Acquired Company is a party to, bound by, or has any obligation under, any Tax Sharing Agreement, and is not and has never been a member of an Affiliated Group and is not otherwise liable for the Taxes of any other Person.

(f)Except as set forth on Section 4.13(f) of the Disclosure Schedule, the shares of the Acquired Companies are not “taxable Canadian property” for purposes of section 116, and within the meaning of the ITA and are not “taxable Quebec property” for purposes of sections 1097 and following, and within the meaning of, the Taxation Act (Quebec).

(g)Neither the Acquired Companies nor any of their Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) a “closing agreement” described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or before the Closing Date; (ii) an

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intercompany transaction described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign Tax Law) entered into on or prior to the Closing Date; (iii) an installment sale or open transaction disposition made on or prior to the Closing Date; (iv) a prepaid amount received on or prior to the Closing Date; (v) any Taxes imposed by Section 965(a) of the Code as in effect on the date hereof; or (vi) a reserve claimed under any one or more of subparagraph 40(1)(a)(iii), paragraph 20(1)(m) or paragraph 20(1)(n) of the ITA or any analogous provision of any applicable Law of any province or territory of Canada.

(h)Within the last three years, none of the Acquired Companies has (i) participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(c), or (ii) distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(i)Each of the Acquired Companies is, and at all times since its formation has been, properly classified in the manner set forth on Section 4.13(i) of the Disclosure Schedule for U.S. federal and applicable state and foreign Income Tax purposes.

(j)The unpaid Taxes of the Acquired Companies (a) did not as of the Balance Sheet Date exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Financial Statements (rather than in any notes thereto) and (b) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Companies in filings of their respective Tax Returns.  The Pre-Closing Taxes do not, and will not, exceed the amount of Pre-Closing Taxes taken into account in the Closing Date Indebtedness.

(k)The Acquired Companies have complied in all material respects with the intercompany transfer pricing provisions of each Law relating to Taxes, including the contemporaneous documentation and disclosure requirements thereunder.

(l)There are no circumstances existing which could result in the application, either before, on or after the Closing, to Halo 812, 8119929 Canada Inc., or Halo Canada of any of sections 17, 78, 80 to 80.04 of the ITA or any analogous provision of any applicable Law of any province or territory of Canada.

(m)Each of the Acquired Companies that is required to be registered under the Excise Tax Act (Canada), under the Act Respecting the Québec Sales Tax Act and, where applicable, under any other provincial or other jurisdictions’ value-added or sales tax Law, is duly registered under such Law.  Each of the Acquired Companies has timely collected, paid and remitted to the appropriate Governmental Entity when required by Law to do so, all amounts required to be collected, deemed to have been collected or that should have been collected or paid on account of all Transfer Taxes.

(n)None of the Acquired Companies is party to any collaboration agreement, joint venture, partnership or other Contract or arrangement that could be treated as a partnership for U.S. federal income Tax purposes.

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(o)Halo US is not and has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the period specified in Code Section 897(c)(1)(A)(ii).

(p)Since the Balance Sheet Date, the Acquired Companies have not taken any action that if taken after the date hereof and prior to the Closing Date would have required the consent of the Buyer pursuant Section 6.2(b)(x).

Section 4.14Regulatory Matters.

(a)Except as set forth in Section 4.14(a) of the Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect, the Acquired Companies are in compliance with all Drug Regulatory Laws applicable to the Acquired Company’s business as it is currently being conducted.

(b)Except as set forth in Section 4.14(b) of the Disclosure Schedule, since January 1, 2016, all Products have been manufactured and otherwise produced by the Acquired Companies in accordance with all Drug Regulatory Laws, including, but not limited to, 21 C.F.R. Parts 210 and 211, Division 1A and Division 2 of Part C of the Food and Drug Regulations, C.R.C., c. 870 and equivalent requirements of any other applicable Governmental Entity, except, in each case, as would not reasonably be expected to have a Material Adverse Effect.

(c)The Acquired Companies are not subject to any material Legal Proceedings by, and, since January 6, 2015, have received no written notice from, the United States Food and Drug Administration (the “FDA”), the United States Drug Enforcement Administration (the “DEA”), Health Canada, the United States Federal Trade Commission (the “FTC”) or other Governmental Entity alleging that any operation or activity of the Acquired Companies relating to its business or Products is in violation of any Drug Regulatory Law, and, since January 6, 2015, to the Knowledge of the Sellers, no such material Legal Proceedings have been threatened.

(d)Since January 1, 2016, to the Knowledge of the Sellers, no Acquired Company has experienced a theft or significant loss of controlled substances or listed chemicals that would require reporting to the DEA or Health Canada, or experienced any diversion of controlled substances or listed chemicals or any breaches of the security systems and procedures required under the Controlled Substances Act or the Controlled Drugs and Substances Act and its implementing regulations.

(e)Since January 1, 2016, the Acquired Companies have not committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA, Health Canada or any other Governmental Entity to invoke a policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities,” or similar policy, set forth in any applicable Laws.

(f)The Acquired Companies have never been, and, to the Knowledge of the Sellers, none of their employees or other Persons engaged by the Acquired Companies have ever been, (i) debarred (under the 21 U.S.C. §335a(a) and (b)), (ii) convicted of a crime for which

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a Person can be debarred, (iii) threatened to be debarred or (iv) indicted for a crime for which a Person can be debarred.

(g)The Acquired Companies are not a party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or other similar written agreements, in each case, entered into with or imposed by any Governmental Entity, including FDA.

(h)Since January 6, 2015, none of the Acquired Companies’ commercially distributed Products distributed or sold by or on behalf of the Acquired Companies has been seized, withdrawn, recalled, detained or subject to a suspension of manufacturing; and, to the Knowledge of the Sellers, there are no facts or circumstances reasonably likely to cause (i) the seizure, denial, withdrawal, recall, detention, field notification, field correction, safety alert or suspension of manufacturing relating to any such product; (ii) a change in the labeling, design or manufacture of any such Products; or (iii) a termination, seizure or suspension of marketing of any such Products.

Section 4.15Intellectual Property.

(a)There is no Company Intellectual Property that is (i) owned or exclusively licensed by any of the Acquired Companies and (ii) subject to a registration or an application for registration (by name of the applicant or registrant, registration or application number, and jurisdiction), including all patents, registered copyrights, trademark registrations, internet domain names, social media accounts, registered design rights and applications for any of the foregoing (collectively, “Registered Intellectual Property”).  Except as would not reasonably be expected to result in a Material Adverse Effect, (a) the Registered Intellectual Property is valid, subsisting and enforceable, and (b) the Acquired Companies have taken all actions required to maintain their rights to the Registered Intellectual Property, including the payment of all filing, examination, annuity and maintenance fees.

(b)One of the Acquired Companies solely and exclusively owns the Owned Intellectual Property, and is the registered owner of the Registered Intellectual Property, in each case, free and clear of any Liens (other than Permitted Liens).  Except as would not reasonably be expected to result in a Material Adverse Effect, (i) the Acquired Companies have sufficient rights to use all material Company Intellectual Property and (ii) the Acquired Companies will have the same rights to use the Company Intellectual Property that is necessary for the conduct of the business as it is currently being conducted.

(c)Except as would not reasonably be expected to result in a Material Adverse Effect, each of the current and former employees, consultants and contractors of the Acquired Companies who has developed or contributed to the development of any material Owned Intellectual Property on behalf of, or for the benefit of, the Acquired Companies has executed a valid and enforceable written agreement pursuant to which such employee, consultant or contractor  has assigned such Intellectual Property to the applicable Acquired Company.

(d)The Acquired Companies have maintained commercially reasonable practices to protect the confidentiality of (i) the Acquired Companies’ material confidential information and trade secrets and (ii) the confidential information of any third parties

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to whom the Acquired Companies owe a duty of confidence and, except as would not reasonably be expected to have a Material Adverse Effect, the Acquired Companies have required all current and former employees, consultants and contractors of the Acquired Companies and all other Persons with access to an Acquired Company’s confidential information to execute written Contracts requiring them to maintain the confidentiality of such information and use such information only for the benefit of the Acquired Companies.

(e)The Owned Intellectual Property is not subject to any outstanding order, judgment or decree adversely affecting the Acquired Companies use of, or its rights to, such Owned Intellectual Property.  Except as would not reasonably be expected to result in a Material Adverse Effect, the conduct of the business of the Acquired Companies as it is currently conducted, and as it has been conducted since January 1, 2016, does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, the Intellectual Property of any Person.

(f)The Acquired Companies are not a party to any Legal Proceedings directed or related to Company Intellectual Property, and no Legal Proceeding is pending or, to the Knowledge of the Sellers, threatened in writing against the Acquired Companies (i) alleging that the Acquired Companies have infringed, misappropriated or otherwise violated the Intellectual Property of any Person or (ii) challenging or seeking to deny, revoke or limit the Acquired Companies’ rights in any Owned Intellectual Property.  To the Knowledge of the Sellers, no Person is infringing, misappropriating or otherwise violating any Owned Intellectual Property in any material respect.

(g)Except as would not reasonably be expected to result in a Material Adverse Effect, each Acquired Company (i) lawfully owns, leases or licenses all Systems that are necessary for the operation of the business of such Acquired Company as it is currently conducted (each, a “Company System”), each of which is reasonably sufficient for the immediate needs of such Acquired Company, and (ii) will continue to have such rights immediately after the Closing.  Except as set forth on Section 4.15(g) of the Disclosure Schedule, since January 1, 2016, there has been no material failure or substandard performance of any Company System, in each case which has caused a material disruption to the business of any Acquired Company.  The Acquired Companies maintain commercially reasonable backup and data recovery, disaster recovery and business continuity plans and procedures that are intended to provide for the backup and recovery of the data and information stored or processed using the Company Systems without material disruption to the business of any Acquired Company. Except as would not reasonably be expected to result in a Material Adverse Effect, the Company Systems do not contain any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” (as these terms are commonly used in the computer software industry) or other software routines or hardware components intentionally designed to permit unauthorized access, to maliciously disable or to erase all or any portion of any Company System.

(h)Except as would not reasonably be expected to result in a Material Adverse Effect, each Acquired Company’s use, collection, disclosure, access, maintenance, transmission, protection and dissemination of Sensitive Data is and, at all times since January 1, 2016, has been in material compliance with all privacy policies, terms of use, Laws, industry requirements and obligations under any Contract applicable to such Acquired Company (“Privacy Obligations”).  Each Acquired Company maintains commercially reasonable policies and

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procedures regarding data security, privacy and the use of data, and maintains administrative technical and physical safeguards that are commercially reasonable and in material compliance with all Privacy Obligations.  Since January 1, 2016, there has been no security breach or unauthorized intrusion of any System, or any unauthorized use, access, loss or distribution of data or information owned, collected, processed, stored or controlled by the Acquired Companies (including Sensitive Data), except as would not reasonably be expected to result in a Material Adverse Effect.

Section 4.16Employee Benefits.

(a)Section 4.16(a) of the Disclosure Schedule includes a list of all (i)  Benefit Plans sponsored or maintained by the Acquired Companies, or which the Acquired Companies contribute (or have any obligation to contribute) or have or may reasonably be expected to have any liability (contingent or otherwise) (collectively, the “Company Benefit Plans” with those Company Benefit Plans that are sponsored or maintained by a professional employer organization for the benefit of current or former employees or other service providers (or, in each case, the beneficiaries or dependents thereof) of the Acquired Companies separately referred to as “PEO Plans” and all other Company Benefit Plans separately referred to as the “Company-Sponsored Plans”), provided, that Company Benefit Plans shall not include statutory benefit plans in or with which the Acquired Companies are required to participate or comply, including the Quebec Pension Plan and plans administered pursuant to applicable health, tax, workers’ compensation, workplace health and safety and employment insurance legislation; and (ii) separately lists all PEO Plans.  The Acquired Companies have made available to the Buyer copies of (if applicable) (i) each Company Benefit Plan (or a written description of all material terms, if such plan is not written or is a PEO Plan) and all amendments thereto and the most recent summary plan description for each Company Benefit Plan for which such a summary plan description is required, any related trust agreements, insurance contracts and other material documents governing or relating to the functioning of such plan (including all amendments thereto), (ii) the most recent U.S. Internal Revenue Service determination or opinion letter related to the Company-Sponsored Plan, (iii) all material documents related to the funding (including applicable insurance policies) of the Company-Sponsored Plan and the most recent actuarial report and financial statement related to the Company-Sponsored Plan, and (iv) all material correspondence (including any applications or submissions under any voluntary correction program) with any Governmental Entity or Union within the preceding three (3) years related to the Company-Sponsored Plan.  With respect to each PEO Plan, the Acquired Companies have made available to the Buyer an accurate and a complete summary of such PEO Plan’s material terms.

(b)Except as set forth on Section 4.16(b) of the Disclosure Schedule:

(i)no Company Benefit Plan (i) is covered by Title IV or Section 302 of ERISA or Section 412 of the Code, or (ii) provides for post-employment or retiree welfare benefits, except as required by applicable Laws and at the sole expense of the participant, and no Company Benefit Plan provided for employees or former employees or other service providers (or, in each case, the beneficiaries or dependents thereof) of the Acquired Companies in Canada provides pension or retirement benefits under a defined benefit or multiemployer pension plan;

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(ii)each Company-Sponsored Plan is funded in accordance with its terms and with all applicable Laws and all employer or employee payments, contributions and premiums required to be remitted or paid to, or in respect of, each
Company-Sponsored Plan have been paid or remitted in a timely fashion as and when they have become due in accordance with its terms and with all applicable Laws in all material respects;

(iii)each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code, has received a favorable determination letter or opinion letter from the Internal Revenue Service “IRS” or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination letter or opinion letter (except where such revocation would not result in a Material Adverse Effect);

(iv)each Company-Sponsored Plan, including any related funding mechanism,  has been established, maintained and operated in  compliance with its terms and all applicable Law, except for instances of noncompliance that would not reasonably be expected to result in a Material Adverse Effect; and none of the Acquired Companies or any of their Affiliates have any liability with respect to any PEO Plan, other than as provided under the PEO Plan and/or as expressly set forth in an agreement with a professional employer organization listed on Section 4.9(a)(iv) of the Disclosure Schedule;

(v)any Company-Sponsored Plan, including any award thereunder, that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code either (A) has been maintained and operated in material compliance with, and the Acquired Companies have materially complied with, the requirements of Section 409A of the Code or (B) is exempt from the requirements of Section 409A of the Code;

(vi)none of the Acquired Companies nor any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively), has engaged in any conduct or transaction in connection with any Company-Sponsored Plan that could reasonably be expected to result in the imposition of a material penalty pursuant to Section 502 of ERISA, material damages pursuant to Section 409 of ERISA or a material tax pursuant to Section 4975 of the Code (and, to the Knowledge of the Sellers, none of the foregoing has occurred with respect to any PEO Plan); and

(vii)no action, suit, investigation, audit, proceeding or claim (other than routine claims for benefits) is pending against or involves or, to the Knowledge of the Sellers, is threatened against or threatened to involve, any Company-Sponsored Plan (or any fiduciary thereof), except that would not reasonably be expected to have a Material Adverse Effect.

(c)No Acquired Company has or may reasonably be expected to have any liability (contingent or otherwise) under Title IV of ERISA or Section 4971 of the Code associated with any “pension plan” (as such term is defined in Section 3(2) of ERISA) or any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA) by reason of being treated as a single employer under ERISA or Section 414 of the Code with any other Person other than the Acquired Companies and their respective Subsidiaries.

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(d)Other than as disclosed on Section 4.16(d) of the Disclosure Schedule or as otherwise provided under the terms of a Company Benefit Plan, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby, constitutes or will constitute a triggering event under any Company Benefit Plan, which (either alone or upon the occurrence of any additional or subsequent event) could (i) result in any obligation or liability of any Acquired Company to any current or former employee, independent contractor or director of any Acquired Company, (ii) result in any payment (whether of severance pay or otherwise) becoming due to any current or former employee, independent contractor or director of any Acquired Company, (iii) accelerate the time of payment or vesting, or increase the amount, or require any amount to be funded in respect of, any compensation due, granted or payable to any current or former employee, independent contractor or director of any Acquired Company or (iv) result, either individually or in the aggregate, in an “excess parachute payment” (as such term is defined in Section 280G of the Code); and no current or former employee, independent contractor or director of any Acquired Company is entitled to a gross-up for any Taxes imposed under Section 409A or Section 4999 of the Code.

Section 4.17Labor and Employment Matters.

(a)Except as set forth in Section 4.17 of the Disclosure Schedule, each Acquired Company does not have any employment agreements with its employees and all such employees are employed on an “at will” basis or are terminable on the giving of reasonable notice in accordance with applicable law.

(b)Except for the collective bargaining agreements set forth in Section 4.17(b) of the Disclosure Schedule, the Acquired Companies are not a party to or bound to, and are not negotiating, any collective bargaining agreement, letter of understanding or other agreement with, and none of the current or, to the Knowledge of the Sellers, former employees of any of the Acquired Companies are represented by, any Union or employee organization with respect to the business of the Acquired Companies.  No petition or application has been filed or proceedings instituted by or on behalf of any Union or any employee or group of employees of any Acquired Company with any labor relations board or other Governmental Entity seeking certification or recognition of a bargaining representative.  To the Knowledge of the Sellers, there is no effort currently being made or threatened by, or on behalf of, any Union to organize any employees of any Acquired Company, and there have been no such efforts since January 1, 2016.  Except as set forth in Section 4.17(b) of the Disclosure Schedule, the Acquired Companies are not in violation in any material respect of any collective bargaining agreement and no grievance, arbitration or similar proceeding arising out of any collective bargaining or other agreement with a Union is pending or, to the Knowledge of the Sellers, threatened.  Except as set forth in Section 4.17(b) of the Disclosure Schedule, there is no, and since January 1, 2016 there has not been any pending or written threat of any labor dispute, work slowdown, work stoppage, unfair labor practice charge or complaint, strike, lock out, administrative, arbitration or court proceeding or order between the Acquired Companies and any present or former employees, bargaining agent or Union of the Acquired Companies.

(c)The Acquired Companies are, and have been since January 1, 2016, in compliance with all applicable Laws relating to labor and employment, including those relating to labor management relations, wages, hours, overtime, employee classification (including as

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employees or independent contractors and for purposes of the U.S. Fair Labor Standards Act), discrimination, harassment, civil rights, human rights, affirmative action, work authorization, immigration, safety and health, pay equity, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes, except for instances of noncompliance that would not reasonably be expected to have a Material Adverse Effect.

(d)Except as set forth in Section 4.17(d) of the Disclosure Schedule, no current executive, key employee or group of employees has given notice of termination of employment or otherwise disclosed plans to terminate employment with any Acquired Company within the twelve (12)-month period following the date hereof.

(e)No executive or key employee of any Acquired Company is employed under a non-immigrant work visa or other work authorization that is limited in duration.  Since January 1, 2016, none of the Acquired Companies has implemented any plant closing or mass layoff implicating the Worker Adjustment and Retraining Notification Act (“WARN”), the Québec Act Respecting Labour Standards or other similar Law, nor are any such actions contemplated, planned, or announced.  None of the Acquired Companies has any outstanding liability under WARN, the Québec Act Respecting Labour Standards or other similar Law.  Schedule 4.17(e) sets forth by date and location all employees terminated by each of the Acquired Companies and each Subsidiary within the ninety (90) days preceding the date hereof (which Schedule 4.17(e) shall be updated by the Acquired Companies prior to the Closing to reflect such information as of the ninety (90) day period immediately preceding the Closing).

(f)Except as set forth in Section 4.17(f) of the Disclosure Schedule, since January 1, 2016, no material liability has been incurred by any Acquired Company for breach of any contract for services or for compensation for wrongful or unfair dismissal or discrimination or for failing to comply with any Order for the reinstatement of any employee or for failure to comply with an Order relating to an employee or former employee.  Except as set forth in Section 4.17(f) of the Disclosure Schedule, no Person whose employment with any Acquired Company ceased at any time since January 1, 2016 has or may have any contractual or other right to return to work or to be re-instated by any Acquired Company.

Absence of Undisclosed Liabilities

.  Except as disclosed on Section 4.18 of the Disclosure Schedule, the Acquired Companies have no liability or obligation, absolute or contingent, except liabilities, obligations or contingencies that (a) are accrued or reserved against in the Financial Statements, (b) were incurred or accrued in respect of trade or business in the ordinary course of business (including Liens for current Taxes and assessments not in default) since the Balance Sheet Date or (c) would not reasonably be expected to have a Material Adverse Effect.

Indebtedness

.  Section 4.19 of the Disclosure Schedule sets forth all of the outstanding Indebtedness of the Acquired Companies as of the date hereof.  The foregoing shall not apply to Taxes.

Affiliate Transactions

.  Except as set forth on Section 4.9(a)(i) of the Disclosure Schedule or Section 4.20 of the Disclosure Schedule, (a) there are no Contracts (other

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than Organizational Documents) between or among the Acquired Companies, on the one hand, and any Related Party of the Acquired Companies, on the other hand, in each case, that will not be terminated at or prior to Closing, and (b) no Related Party of the Acquired Companies provides or receives or has, since January 1, 2016, provided, or received, any material loans, assets, services or facilities, to or from, as applicable, the Acquired Companies, that will not be settled in full at or prior to Closing (the transactions described in clauses (a) and (b), “Related Party Transactions”).

Brokers

.  Except as set forth on Section 4.21 of the Disclosure Schedule, the Acquired Companies have no liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions.

Competition Act Matters

.  For the purposes of determining the application of the pre-merger filing requirements of the Competition Act (Canada), RSC 1985, c. C-34., the aggregate value of the assets in Canada that are owned by the Acquired Companies, and the gross revenues from sales in or from Canada generated from those assets, all as determined in accordance with Part IX of the Competition Act (Canada) and the notifiable transactions regulations thereunder, do not exceed $92 million.

Certain Business Practices

.  Neither the Acquired Companies nor, to the Knowledge of the Sellers, any directors, officers, agents or employees thereof, have (a) used any funds of the Acquired Companies for unlawful contributions, gifts or entertainment or other unlawful expenses; (b) made, offered or authorized any unlawful payment with Acquired Company funds, or any unlawful transfer of any other item of value, to foreign or domestic government officials or employees thereof or to foreign or domestic political parties or campaigns (c) violated any Anti-Corruption Laws or (d) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

Export Controls

.  The Acquired Companies and all of their respective employees and Representatives have complied in all material respects with all applicable Laws administered by the United States, Canada or the European Union relating to export controls, including without limitation the Export Administration Regulations administered by the U.S. Department of Commerce and the International Traffic in Arms Regulations maintained by the U.S. Department of State, economic sanctions, including the sanctions regulations administered by the U.S. Department of the Treasury, Office of Foreign Assets Control and customs, including the regulations administered by U.S. Customs and Border Protection.  Neither the Acquired Companies nor any of their respective employees, agents or Representatives are Sanctioned Persons.

Disclaimer of Warranties

.  THE INTERESTS OF THE ACQUIRED COMPANIES ARE BEING SOLD ON AN “AS IS,” “WHERE IS” BASIS AS OF THE CLOSING, AND IN THEIR CONDITION AS OF THE CLOSING, WITH “ALL FAULTS” AND, EXCEPT AS SET FORTH IN Article III AND THIS Article IV, NONE OF THE ACQUIRED COMPANIES, THE SELLERS, THEIR RESPECTIVE AFFILIATES NOR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE, AND THE BUYER IS NOT RELYING ON, ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, LEGAL OR CONVENTIONAL, AT LAW OR IN EQUITY, IN RESPECT OF THE INTERESTS OR THE ASSETS AND PROPERTIES OF THE ACQUIRED COMPANIES.  FOR CERTAINTY AND

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WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE PARTIES HEREBY AGREE TO EXCLUDE ALTOGETHER THE EFFECT OF THE LEGAL WARRANTY PROVIDED FOR BY ARTICLE 1716 OF THE CIVIL CODE OF QUÉBEC AND THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE INTERESTS OF THE ACQUIRED COMPANIES ARE BEING PURCHASED AT THE BUYER’S OWN RISK WITHIN THE MEANING OF ARTICLE 1733 OF THE CIVIL CODE OF QUÉBEC, THE BUYER ACKNOWLEDGING THAT THE SELLER IS NOT A PROFESSIONAL SELLER.  EXCEPT IN THE CASE OF FRAUD, NONE OF THE ACQUIRED COMPANIES, THE SELLERS, THEIR RESPECTIVE AFFILIATES NOR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES WILL HAVE OR BE SUBJECT TO ANY LIABILITY OR INDEMNIFICATION OBLIGATION TO THE BUYER OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO THE BUYER, ITS AFFILIATES OR REPRESENTATIVES OF, OR THE BUYER’S USE OF OR RELIANCE ON, ANY INFORMATION RELATING TO THE BUSINESS OF THE ACQUIRED COMPANIES, THE INTERESTS OR THE ASSETS AND PROPERTIES OF THE ACQUIRED COMPANIES, INCLUDING ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE TO THE BUYER, WHETHER ORALLY OR IN WRITING, IN THE DATA ROOMS, MANAGEMENT PRESENTATIONS, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF THE BUYER OR IN ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS.  ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

Article V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Sellers as follows:

Organization and Existence

.  The Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

Authority and Enforceability

.  The Buyer has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions.  The execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the Transactions have been duly authorized by all necessary action on the part of the Buyer, and no other action is necessary on the part of the Buyer to authorize this Agreement or to consummate the Transactions.  This Agreement has been duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery by each other party hereto, constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

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Section 5.3Noncontravention.

(a)Except for Permits or Filings set forth in Section 5.3(b) of this Agreement, neither the execution, delivery and performance of this Agreement by the Buyer, nor the consummation of the Transactions, will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the Organizational Documents of the Buyer, (ii) violate any Law or Order applicable to the Buyer or (iii) violate any Contract to which the Buyer is a party, require any consent or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Buyer or to a loss of any benefit to which the Buyer is entitled under any provision of any Contract to which the Buyer is a party, except in the case of clauses (ii) and (iii) to the extent that any such violation would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the Buyer’s ability to perform its obligations hereunder or prevent, materially delay or materially impede the consummation of the Transactions.

(b)No Permit of, or Filing with, any Governmental Entity is required in connection with the execution and delivery of this Agreement by the Buyer, the performance by the Buyer of its obligations hereunder and the consummation by the Buyer of the Transactions other than (i) Permits and Filings set forth on Section 5.3(b) of the Disclosure Schedule, (ii) Permits and Filings which have been obtained or made prior to the date hereof and (iii) Permits and Filings the failure of which to obtain or make would not reasonably be expected to have a material adverse effect on the Buyer’s ability to perform its obligations hereunder.

Legal Proceedings

.  There are no Legal Proceedings pending or, to the Knowledge of the Buyer, threatened against or otherwise relating to the Buyer that challenge or seek to enjoin, alter or materially delay the Transactions or that would reasonably be expected to have a material adverse effect on the Buyer’s ability to perform its obligations hereunder.

Financing

.  The Buyer has, and will have at the Closing, cash available or existing committed borrowing facilities (such borrowing facilities, the “Financing”), which together are sufficient to pay the Purchase Price and all other amounts payable pursuant to this Agreement or otherwise necessary to enable it to consummate the Transactions.  Copies of the documents governing any such facilities have been provided to the Sellers’ Representative prior to the date hereof. The Financing will be available to the Buyer on a timely basis to consummate the transactions contemplated by this Agreement and the Buyer knows of no fact or circumstance that would cause the Financing to be unavailable on such basis.  It is acknowledged and agreed by the Parties that the obligations of the Buyer under this Agreement are not subject to any conditions regarding the Buyer’s, its Affiliates’, or any other Person’s ability to obtain financing for the consummation of the Transactions.

Investment Purpose

.  The Buyer acknowledges that the Interests being acquired pursuant to this Agreement have not been registered under the Securities Act of 1933, as amended, (the “Securities Act”) or under any state or foreign securities Laws and that the Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration under the Securities Act and is registered under

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any applicable state or foreign securities Laws or pursuant to an exemption from registration under the Securities Act and any applicable state or foreign securities Laws.  The Buyer is purchasing the Interests for its own account and not with a view to any public resale or other distribution thereof, except in compliance with applicable securities Laws.

Independent Investigation

.  The Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the Transactions.  The Buyer has conducted its own independent review and analysis of, and based thereon has formed, an independent judgment concerning the assets, liabilities, condition, operations and prospects of the business of the Acquired Companies.  In entering into this Agreement, the Buyer has relied solely upon its own review and analysis and the specific representations and warranties of the Sellers and the Acquired Companies expressly set forth in Article III and Article IV, respectively, and not on any representations, warranties, statements or omissions by any Person other than the Sellers and the Acquired Companies, or by the Sellers and the Acquired Companies other than those specific representations and warranties expressly set forth in Article III and Article IV, respectively.  The Buyer acknowledges that, except for the representations and warranties expressly set forth in Article III and Article IV, none of the Sellers or the Acquired Companies, their respective Affiliates or any of their respective equityholders or other Representatives has made or makes, and the Buyer has not relied on and is not relying on, any representation, warranty or statement, either express or implied, (a) as to the accuracy or completeness of any of the information delivered or made available to the Buyer, any of its Affiliates or any of its or their respective directors, officers, employees, stockholders, agents or other Representatives or lenders and (b) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the business of the Acquired Companies delivered or made available to the Buyer, any of its Affiliates or any of its or their respective stockholders, Representatives or lenders.

Brokers

.  Except as set forth in Section 5.8 of the Disclosure Schedule, the Buyer nor any of its Affiliates has any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the Transactions.

Antitrust

.  As of the date hereof, no fact or circumstance exists, including any current holding or transaction under consideration by the Buyer or any of its Affiliates that would reasonably be expected to prevent or delay any filings or approvals required under the HSR Act and any other applicable Antitrust Laws.

Article VI

COVENANTS

For the purpose of each covenant made by the Acquired Companies in this Article VI, the term “Acquired Companies” shall include each Subsidiary of the Acquired Companies.

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Section 6.1Access to Information.

(a)During the Interim Period, subject to the terms of the Confidentiality Agreement, which shall each remain in full force and effect in accordance with their terms, the Acquired Companies shall provide the Buyer and its Representatives with access to information regarding the Acquired Companies and their material operations, in each case, as reasonably requested by the Buyer (but solely to the extent such information is readily available or could be readily obtained without any material interference with the business or operations of, or cost to, the Sellers or the Acquired Companies), in each case, other than information (i) that a Seller reasonably believes such Seller or the Acquired Companies are prohibited from providing to the Buyer by reason of applicable Law (provided, however, that such Seller or the Acquired Companies, as applicable, shall use commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable access not in violation of any such Law), (ii) that constitutes or allows access to information protected by a Seller’s or the Acquired Companies’ attorney-client privilege (provided, however, that such Seller or the Acquired Companies, as applicable, shall use commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable access not in violation of any such Law or duty) or (iii) that a Seller or the Acquired Companies are required to keep confidential or to prevent access to by reason of any Contract with a third party (provided, however, that such Seller or the Acquired Companies, as applicable, shall use commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable access not in violation of any such Contract); provided, however, that such access (x) shall be conducted at the Buyer’s expense, during normal business hours and under the supervision of personnel of the Acquired Companies, (y) does not disrupt the normal operations of the Acquired Companies and (z) shall comply with all applicable Laws, including those regarding the exchange of competitively sensitive information.  Notwithstanding anything contained herein, the Buyer shall not be permitted during the Interim Period to contact any of the Acquired Companies’ employees, customers or suppliers regarding the operations or legal status of the Acquired Companies without receiving prior written consent from the Acquired Companies, and the Buyer shall not have the right to conduct any environmental testing, sampling or analysis (including any soil, water, groundwater, surface water or air testing, sampling or analysis) at, on, under or from any Real Property; provided that the foregoing sentence shall not limit any obligations of the Sellers or rights of the Buyer pursuant to Section 6.20.

(b)After the Closing, the Buyer will, and will cause its Representatives to, afford to each of the Sellers, including their respective Representatives, reasonable access to all books, records, files and documents to the extent they are related to Acquired Companies and its Affiliates and equityholders, and shall make its Representatives available on a mutually convenient basis to explain or clarify such information, in order to permit such Persons to prepare and file their respective Tax Returns and to prepare for and participate in any investigation, audit, claim or other proceeding with respect thereto, to prepare for and participate in any other investigation and defend any Legal Proceedings or other regulatory action relating to or involving such Person, to discharge its obligations under this Agreement and to comply with financial reporting requirements; provided, however, that the Buyer shall have no obligation to provide such access to books, records, files and documents (i) that the Buyer reasonably believes in good faith it is prohibited from providing to the Sellers by reason of applicable Law, (ii) that constitutes or allows access to information protected by attorney-client privilege or (iii) that the Buyer is required to keep confidential or to prevent access to by reason of any

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Contract with a third party; provided, further, that the Buyer shall use commercially reasonable efforts to obtain any necessary consents or waivers to permit such disclosure and/or disclose such information in a way that would not violate such obligation or jeopardize such privilege.  The Buyer will cause such records to be maintained for not fewer than seven (7) years from the Closing Date and will not dispose of such records thereafter without first offering in writing to deliver them to the Sellers’ Representative.  Notwithstanding anything to the contrary in this Agreement, the Buyer shall not be required to provide, to permit any inspection of, or to disclose any information with respect to, any Tax Return of the Affiliated Group of the Buyer or its Affiliates.

Section 6.2Conduct of Business Pending the Closing.

(a)Except as set forth on Section 6.2(a) of the Disclosure Schedule, during the Interim Period, the Acquired Companies shall (i) conduct their businesses in the ordinary course of business consistent with past practices and (ii) use commercially reasonable efforts to preserve in all material respects the present relationships with Persons having business dealings with the Acquired Companies (including customers and suppliers thereof), and subject to the requirements of this Agreement, shall use commercially reasonable efforts to preserve, maintain and protect its material assets in material compliance with applicable Laws.

(b)Without limiting the foregoing, during the Interim Period, except as otherwise expressly contemplated by this Agreement or as consented to by the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, the Acquired Companies shall not:

(i)sell, lease or dispose of any of its material assets or properties, or permit any of its material assets or properties (other than the Real Property) to become subject to any Lien (other than Permitted Liens), other than (A) sales or dispositions in the ordinary course of business consistent with past practices, (B) sales or dispositions of obsolete or surplus assets in the ordinary course of business consistent with past practice, (C) sales or dispositions in connection with the normal repair or replacement of assets or properties in the ordinary course of business consistent with past practice, (D) sales or dispositions required pursuant to any Material Contract, (E) sales or dispositions involving aggregate payments to the Acquired Companies of less than $100,000, and (F) the grant of any Liens in the ordinary course of business consistent with past practice;

(ii)incur, assume or guarantee any Indebtedness for borrowed money in an aggregate amount exceeding $250,000 by the Acquired Companies;

(iii)directly or indirectly acquire, whether by merger or consolidating with, or acquiring all or substantially all of the assets of, any other Person;

(iv)grant, issue, sell or otherwise dispose of any of Equity Securities of the Acquired Companies or declare or pay any dividend from any Acquired Company to any Seller or any other Person;

(v)liquidate, dissolve, reorganize or otherwise wind up the business or operations of the Acquired Companies;

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(vi)(i) enter into, terminate or waive, or amend or modify, any requirement under a collective bargaining agreement or other agreement with a Union or any agreement with a professional employer organization, in each case, except as required by Law, or (ii) hire or terminate the employment (other than for cause) of any (x) officer or (y) employee or independent contractor with annualized base compensation that is $200,000 or more;

(vii)purchase any Equity Securities of any Person other than a Subsidiary, except for short-term investments or cash equivalents made in the ordinary course of business consistent with past practices;

(viii)amend or modify the Organizational Documents of the Acquired Companies;

(ix)engage in any material new line of business;

(x)(A) change any material Tax or accounting methods, policies or practices inconsistent with past practice, except as required by a change in Applicable Accounting Standards or applicable Law, (B) make, revoke or amend any material Tax election, (C) enter into any closing agreement affecting any material Tax liability, or settle any action in respect of Taxes, or enter into any other Contract or obligation in respect of Taxes with any Governmental Entity, except as required by applicable Law, (D) file any claim for, or surrender any right to, (x) a material Tax refund, other than a material Tax refund described in the immediately following clause (y), or (y) a material Tax refund in connection with input tax credits on account of Canadian sales taxes, other than, in the case of clause (y), in a manner consistent with the ordinary course of the Acquired Companies’ business and its past practices, (E) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or (F) amend or file any material Tax Return in a manner inconsistent with past practice;

(xi)accelerate the collection of accounts receivable or delay payment of accounts payable in a manner inconsistent with the ordinary course of the applicable Acquired Company’s business and its past practices, or effect any material change in any Acquired Company’s cash management practices and its policies, practices and procedures with respect to the collection of accounts receivable and payment of trade accounts payable;

(xii)fail to make capital expenditures contemplated by management’s budget (as of the date hereof) to occur during the Interim Period;

(xiii)except any increases in the ordinary course of business, increase the compensation and employee benefits of any current or former employee, independent contractor or director except (A) any increases in compensation or benefits (including termination payments and entitlements) to any employee pursuant to (I) annual adjustments consistent with past practices or (II) in connection with any promotion or material increase in responsibility of such employee, but only if, in either case, such employee is not an officer, or (B) any increase in compensation or employee benefits as required by any existing Contracts or Company Benefit Plans;

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(xiv)amend, terminate (unless the counterparty is in default under the applicable Material Contract and such termination is permitted) or waive any material term under any Material Contract other than in the ordinary course of business;

(xv)create, permit or suffer to exist and shall discharge, or cause the landlord thereunder, as applicable, to discharge, any Liens of a fixed or ascertainable amount (other than Permitted Liens) affecting the Real Property;

(xvi)acquire any real property or dispose of any Owned Real Property;

(xvii)on the Closing Date and prior to the Closing, make any payments (including in respect of any Indebtedness or Seller Transaction Costs) other than ordinary course commercial payments to third parties unrelated to the transactions contemplated by this Agreement; or

(xviii)agree or commit to do any of the foregoing.

(c)Notwithstanding Section 6.2(a) or any other provision herein, the Acquired Companies may take commercially reasonable actions with respect to emergency situations or to comply with applicable Laws; provided, however, that the Acquired Companies shall provide the Buyer with notice of such action as soon as reasonably practicable after taking such action.

Section 6.3Confidentiality; Publicity.

(a)The Sellers’ Representative and the Buyer shall reasonably cooperate to prepare and make a public announcement and create and implement a communications plan regarding the Transactions promptly following the date hereof.  Notwithstanding the foregoing, none of the Parties will make any public announcement or issue any public communication regarding this Agreement or the Transactions or any matter related to the foregoing, without the prior written consent of the Sellers’ Representative, in the case of a public announcement by the Buyer, or the Buyer, in the case of a public announcement by the Sellers (such consents, in either case, not to be unreasonably withheld), except (i) if such announcement or other communication is required by applicable Law or Order, in which case the disclosing Party shall, to the extent permitted by applicable Law or Order, first allow such other Parties to review such announcement or communication and the opportunity to comment thereon in advance of such issuance; (ii) in the case of the Sellers and their respective Affiliates, if such announcement or other communication is in connection with fundraising or other investment related activities or is to its direct and indirect investors or prospective investors; (iii) to the extent consistent with the communications plan mutually agreed upon by the Parties, internal announcements to employees of the Acquired Companies; (iv) announcements and communications to Governmental Entities in connection with Filings or Permits relating to the Transactions and which are made in accordance with Section 6.5; and (v) if such announcements or communications are consistent with the communications plan mutually agreed upon by the Sellers’ Representative and the Buyer; provided, however, that except in the case of clauses (i) and (iv) of this Section 6.3(a), in no event shall any party hereto make, or allow to be made, any public

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announcement or communication that includes or references the Purchase Price or any element thereof.

(b)The confidentiality provisions of the Confidentiality Agreement shall be incorporated herein, with effect from the date hereof until the earlier to occur of (i) the Closing or (ii) two (2) years from the date hereof.

Expenses

.  Except as otherwise expressly provided in this Agreement, whether or not the Transactions are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and all documents and instruments executed pursuant to this Agreement, and the consummation of the Transactions.

Section 6.5Governmental Filings.

(a)The Sellers and the Buyer shall cooperate with the Acquired Companies to (i) make, in the most expeditious manner practicable, and as may be required under applicable Law or by a Governmental Entity, all filings, updates, notifications, transfers, and applications with and to the applicable Governmental Entities, including, if applicable, the DEA, FDA, state Governmental Entities and comparable foreign Governmental Entities, including Health Canada, (ii) use commercially reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, registrations, qualifications, changes and orders that are required by Law or by a Governmental Entities to be made and/or obtained as a result of the transactions contemplated by this Agreement and which are necessary for the conduct of the business as it is currently being conducted, and to otherwise consummate the Transactions, and (iii) use commercially reasonable efforts to obtain consents from other Persons, if any, listed on Section 4.4 of the Disclosure Schedule.  In furtherance of the foregoing, the Buyer agrees to provide all reasonable assistance, including assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any Governmental Entity or other Person whose consent or approval is sought hereunder.

(b)Each of the Buyer and the Sellers shall, and the Sellers shall cause the Acquired Companies to, and the Buyer shall cause its applicable controlled Affiliates to, as promptly as practicable and before the expiration of any relevant legal deadline, but in no event later than five (5) Business Days following the execution of this Agreement or by such later date mutually agreed to in writing by the Buyer and the Sellers, file with (i) the FTC and the United States Department of Justice (the “DOJ”), the Notification and Report Form required for the Transactions and any supplemental information requested in connection therewith pursuant to the HSR Act (provided that, in the event that such Notification and Report Form or any such requested supplemental information are filed after August 1, 2018, such materials shall specifically request early termination of the waiting period prescribed by the HSR Act) and (ii) any other Governmental Entity, any other filings, reports, information and documentation required for the transactions contemplated hereby pursuant to any other applicable Antitrust Laws.  Each Party shall furnish to each other’s counsel such necessary information and reasonable assistance as the other Party may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and any other applicable Antitrust Laws.  All filing and other similar fees payable in connection with such filings shall be borne by the Buyer.

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(c)Each of the Buyer and the Sellers shall, and the Sellers shall cause the Acquired Companies to, keep the other apprised of the status of any communications with, and any inquiries or requests for additional information including, but not limited to, a so-called “Second Request,” or equivalent request, from the FTC or the DOJ and other Governmental Entities and shall comply promptly with any such inquiry or request.  Each of the Buyer and the Sellers shall, and the Sellers shall cause the Acquired Companies to, instruct their respective counsels to cooperate with each other and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any antitrust issues at the earliest practicable dates and, for the avoidance of doubt, to comply fully with the duties set forth in this Section 6.5 of the Agreement.  The Buyer and the Sellers shall be equally entitled to direct any proceedings or negotiations with any Governmental Entity, including any communications and meetings with or written submissions to any Governmental Entity.

(d)In furtherance and not in limitation of the foregoing, the Buyer and its Affiliates shall promptly take or cause to be taken any and all action necessary to avoid the entry of, or to effect the dissolution of or vacate or lift, any Order that would have the effect of preventing or delaying the Closing and to resolve the objections, if any, as any Governmental Entity may assert under any applicable Law with respect to the Transactions, and, consistent with the foregoing, to avoid or eliminate each and every impediment under any Law that would reasonably be expected to be asserted by any Governmental Entity or other Person with respect to the Transactions so as to enable the Closing to occur as soon as reasonably possible, including agreeing to any structural or behavioral remedy with respect to its assets or the assets of the Acquired Companies, or, at the request of the Sellers, to initiate or defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any Order that would restrain or prevent the Closing.  For the avoidance of doubt, Sellers shall not require the Acquired Companies to, and the Acquired Companies shall not be required to, take any action with respect to any Order or any applicable Law which would bind any Acquired Company or its Subsidiaries irrespective of whether the Transactions occur.

(e)During the Interim Period, except with the consent of the Sellers’ Representative, the Buyer and its controlled Affiliates shall not do anything, including entering into any transaction, intended to prevent or delay any filings or approvals required under the HSR Act and any other applicable Antitrust Laws or the consummation of the Transactions or result in the failure to satisfy any condition to consummation of the Transactions.

Transfer Taxes

.  Notwithstanding any provision of this Agreement to the contrary, 50% of all Transfer Taxes payable as a result of the Transactions shall be paid by the Buyer and 50% of all Transfer Taxes payable as a result of the Transactions shall be paid by the Sellers.  The Sellers and the Buyer shall cooperate in timely making all Filings, Tax Returns, reports and forms as may be required to comply with the provisions of such Tax Laws.

Tax Matters

.  Except as provided in Section 6.6 relating to Transfer Taxes:

(a)The Sellers shall (i) be responsible for the preparation and filing of (1) all Tax Returns required by Law to be filed by, or with respect to, the Acquired Companies or a Subsidiary thereof, for any Pre‑Closing Taxable Period (but not Straddle Period Tax Returns),

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(2) all Tax Returns of an Affiliated Group of each Seller (and their respective Affiliates other than the Acquired Companies) and (3) all Tax Returns of a partnership or other pass through or tax transparent entity the partners, members or other economic owners of which include income or losses of the Acquired Companies on their respective Tax Returns (in each case, a “Seller Return”), and (ii) pay all Pre-Closing Taxes shown by such Tax Returns to be due to the extent in excess of the amounts in respect thereof (if any) taken into account in determining the Closing Indebtedness Amount; provided, however, that the Buyer shall not be compensated more than once for the same amount of Tax.  The Seller Returns shall be filed consistent with the past practice of the Acquired Companies and their Subsidiaries (unless otherwise required by applicable Law) and, with respect to Seller Returns described in clause (1) above, applicable Law.  The Sellers shall have the sole right to file amended Tax Returns with respect to the Acquired Companies or a Subsidiary thereof relating to any Seller Return, unless the Buyer (or its Affiliate) is required to do so under applicable Law.  The Sellers’ Representative shall provide a substantially complete and accurate draft of each Seller Return described in clause (i)(1) of this Section 6.7(a) to the Buyer no later than twenty (20) Business Days prior to the due date for such Seller Return (including any extension thereof properly obtained) for the review and approval of the Buyer, such approval not to be unreasonably withheld.  The Buyer shall pay to the Sellers an amount equal to (x) any net refunds (less any reasonable, out-of-pocket costs incurred by Buyer in obtaining such refunds) received in cash by Buyer or any of its Affiliates for Taxes paid for Pre‑Closing Taxable Periods of, or with respect to, the Acquired Companies or a Subsidiary thereof, and (y) any amount that is credited against Tax and that results in an actual reduction of cash Taxes paid by Buyer or any of its Affiliates attributable to a Pre-Closing Taxable Period, in the case of clauses (x) and (y), only to the extent such refund or credit, as applicable, relates to the Pre-Closing Taxes that were actually taken into account in determining the Closing Indebtedness Amount; except, in either case, such amount will not include any refund or credit to the extent it was included or otherwise taken into account in determining the Purchase Price, and the amount equal to any such refund received by the Buyer or any of its Affiliates shall be paid promptly to the Sellers’ Representative; provided that the foregoing shall not apply to any carrybacks of any Tax attributes from a taxable period (or a portion of it) beginning after the Closing Date.  The Buyer shall retain all other refunds received for Taxes of, or with respect to, the Acquired Companies or a Subsidiary thereof, along with any interest related thereto.

(b)The Buyer shall (i) be responsible for the preparation and filing of all Straddle Period Tax Returns required by Law to be filed by, or with respect to, the Acquired Companies or a Subsidiary thereof and (ii) pay (subject to the Buyer’s right to reimbursement set forth below) all Tax liabilities shown by such Tax Returns to be due.  All such Tax Returns shall be prepared in a manner consistent with past practice, provided that there is a more likely than not basis (as reasonably determined by the Buyer, with the Buyer disclosing in writing to the Sellers’ Representative any such positions that the Buyer so reasonably determines) for the positions claimed on such Tax Returns.  The Buyer shall provide a substantially complete and accurate draft of each such Straddle Period Tax Return to the Sellers’ Representative no later than twenty (20) Business Days prior to the due date for such Tax Return (including any extension thereof properly obtained) for the review and approval of the Sellers Representative, such approval not to be unreasonably withheld.  Not later than five (5) Business Days before the due date for any Straddle Period Tax Return (including any extension thereof properly obtained), the Sellers shall pay to the Buyer the portion of the Pre-Closing Taxes set forth on such Tax Return that are

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allocable to the Pre‑Closing Taxable Period (under principles set forth in Section 6.7(c) and (d)), net of any amounts used to reduce the Purchase Price and allocable to such Straddle Period and after giving credit for the payments of estimated Taxes made prior to the Closing Date in respect of such Taxes.

(c)If an Acquired Company or a Subsidiary thereof is permitted but not required under applicable Tax Laws to treat the Closing Date as the last day of a taxable period for any applicable Tax, then the parties hereto shall cause such Acquired Company or such Subsidiary to treat that day as the last day of a taxable period.  The Buyer has the right to determine if any or each of Halo 812, 8119929 Canada Inc., or Halo Canada shall make an election pursuant to subsection 256(9) of the ITA.

(d)Each party hereto shall, and shall cause its Affiliates to, provide to each of the other parties hereto such cooperation and information as any of them reasonably may request in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to refund of Taxes or in conducting any audit or other proceeding in respect of Taxes; provided that such cooperation shall extend only to such matters for which the party requesting such cooperation is economically liable pursuant to the provisions of this Agreement or whose entitlement to refunds hereunder may be affected.  Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by taxing authorities and relevant records concerning the ownership and Tax basis of property, which any such party may possess.  Each party shall make its employees reasonably available on a mutually convenient basis at its cost to explain any documents or information so provided. Notwithstanding anything to the contrary in this Agreement, including the provisions of this Section 6.7(d), the Buyer shall not be required to provide, to permit any inspection of, or to disclose any information with respect to, any Tax Return of the Affiliated Group of the Buyer or its Affiliates.

(e)Procedures Relating to Tax Claims.

(i)If any Taxing Authority makes a Tax Claim, then the party hereto first receiving notice of such Tax Claim promptly shall provide written notice of such Tax Claim to the other party hereto.  Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of any relevant correspondence received from the Taxing Authority.

(ii)The Sellers Representative shall have the right to defend, object to or prosecute, at its sole cost and expense, those Tax Claims relating to a Seller Return.  The Buyer shall not have the right to participate in the defense or prosecution of such proceedings, unless such Seller Return is described in clause (i)(1) of Section 6.7(a).

(iii)Any Tax Claim with respect to Straddle Period Tax Return of an Acquired Company or its Subsidiaries shall be jointly controlled by the Buyer and the Sellers Representative, each acting in good faith.

Notwithstanding anything to the contrary in this Section 6.7, the Sellers Representative shall have the exclusive right to control any Tax Claims, and the Buyer shall have no right to attend any

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proceedings with respect thereto, relating to any Seller Return described in clauses (i)(2) and (3) of Section 6.7(a).

Buyer Financing

.  Prior to the Closing, the Buyer shall not take, or permit to be taken, any action that would reasonably be expected to cause the Buyer to not have at the Closing cash on hand or the ability to draw down cash under existing credit facilities, in amounts sufficient to pay the full amount of its obligations under Article II as well as any related fees, costs and expenses incurred by the Buyer in connection with the Transactions.

Repayment of Debt

.  On or prior to the Closing Date, (a) the Sellers and the Acquired Companies shall deliver to Buyer letters (the “Company Debt Payoff Letters”), in commercially reasonable form, specifying the amount required to be paid to fully satisfy all obligations that will be outstanding as of the Closing under the Indebtedness set forth on Section 4.19 of the Disclosure Schedule, including principal, interest, fees, expenses and other amounts payable, as applicable, and (b) the Sellers and the Acquired Companies shall make arrangements for the release of all Liens over the Interests and the assets of the Acquired Companies pursuant to such Indebtedness at the Closing.

Section 6.10Further Actions.

(a)Subject to the terms and conditions of this Agreement, the Buyer and each of the Sellers agree to use their reasonable best efforts (except where a different efforts standard is specifically contemplated by this Agreement, in which case such different standard shall apply) to take, or cause to be taken, actions and to do, or cause to be done, things necessary, proper or advisable to consummate and make effective the Transactions.  The Buyer and each of the Sellers agree not to take any action, or fail to take any action, with the intention of preventing or materially delaying the consummation of the Closing.  Nothing contained in this Section 6.10(a) shall require, and in no event shall the reasonable best efforts (or any other different efforts standard specifically contemplated by this Agreement) of the Buyer or the Sellers be deemed or construed to require, the Buyer, any Seller or the Acquired Companies to (i) pay any fee or (ii) incur any other liability.

(b)Subject to the terms and conditions of this Agreement, at any time and from time to time after the Closing, at a party’s request and without further consideration, the other parties shall execute and deliver to such requesting party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably request in order to consummate the Transactions.

D&O Indemnification

.  The Buyer agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Acquired Companies, as provided in their respective Organizational Documents or in any agreement with the Acquired Companies shall survive the Closing and shall continue in full force and effect.  For a period of six (6) years from the Closing Date, the Buyer shall cause the Acquired Companies to maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Organizational Documents of the Acquired Companies as in effect immediately prior to the

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Closing Date or in any indemnification agreements of the Acquired Companies with any of their current or former respective directors, officers or employees as in effect immediately prior to the Closing Date, and the Buyer shall, and shall cause the Acquired Companies to not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Closing Date were current or former directors, officers or employees of the Acquired Companies; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim.  From and after the Closing Date, the Buyer shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Acquired Companies to honor, in accordance with their respective terms, each of the covenants contained in this Section 6.11 without limit as to time.  In the event that the Buyer or any Acquired Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its business or assets to any Person, then, and in each such case, provision shall be made so that the successors and assigns of the Buyer or such Acquired Company, as the case may be, shall succeed to the obligations set forth in this Section 6.11.

Section 6.12Guarantee; Holdback.

(a)Guarantee.

(i)The Seller Guarantor hereby absolutely, irrevocably and unconditionally guarantees (the “Guarantee”) to the Buyer the performance of the Sellers’ obligations under ARTICLE IX of this Agreement, including the payment of any amounts to the Buyer pursuant thereto (the “Guaranteed Obligations”).  The Guarantee is one of payment, not collection, and a separate Legal Proceeding to enforce the Guarantee may be brought and prosecuted against the Seller Guarantor, irrespective of whether any Legal Proceeding is brought against any Seller or any other Person or whether any Seller and/or any other Person is joined in any such Legal Proceeding.  The liability of the Seller Guarantor under the Guarantee shall, to the fullest extent permitted under applicable Law, be absolute and unconditional, irrespective of: (i) the validity, legality or enforceability of this Agreement against the Sellers; (ii) any release or discharge of any obligation of the Buyer under this Agreement resulting from any change in the corporate existence, structure or ownership of the Sellers or the Seller Guarantor, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Sellers or the Seller Guarantor or any of their assets; (iii) any amendment or modification of this Agreement, or any change in the manner, place or terms of payment or performance of the Guaranteed Obligations or any other obligation of the Sellers hereunder, or any change or extension of the time of payment or performance of, alteration of, the Guaranteed Obligations or any other obligation of the Sellers hereunder, any liability incurred directly or indirectly in respect thereof, or any amendment or waiver of, or any consent to, any departure from the terms of this Agreement or the documents entered into in connection herewith; (iv) the existence of any claim, setoff or other right that any Seller or the Seller Guarantor may have at any time against the Buyer, whether in connection with the Guaranteed Obligations or otherwise; or (v) any other act or omission that may or might in any manner or to any extent vary the risk of the Seller Guarantor or otherwise operate as a discharge of the Seller Guarantor as a matter of Law or equity, other than any defenses under this Agreement available to the Sellers.

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(ii)The Seller Guarantor hereby waives any and all notice of the creation, extension or accrual of the Guaranteed Obligations under the Guarantee and notice of or proof of reliance by the Buyer upon the Guarantee or acceptance of the Guarantee.  The Guaranteed Obligations under the Guarantee shall conclusively be deemed to have been created, contracted or incurred in reliance upon the Guarantee, and all dealings between the Seller Guarantor and the Buyer shall likewise be conclusively presumed to have been had or consummated in reliance upon the Guarantee.  When the Buyer is pursuing its rights and remedies hereunder against the Seller Guarantor, the Buy shall be under no obligation to pursue any rights and remedies they may have against the Sellers or any other Person for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by the Buyer to pursue such other rights or remedies or to collect any payments from the Sellers or any other Person or to realize upon or to exercise any such right of offset, and any release by the Buyer of any Sellers or any other Person or any right of offset, shall not relieve the Seller Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies of the Buyer, whether express, implied or available as a matter of Law.

(iii)The Seller Guarantor irrevocably waives acceptance, presentment, demand, protest and any notice in respect of the Guarantee not provided for herein.  So long as the Guaranty remains in full force and effect, in the event the Seller Guarantor or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of the Seller Guarantor shall assume the obligations set forth in this Section 6.12(a).

(iv)The Seller Guarantor is an exempted limited partnership duly organized, validly existing and in good standing under the Laws of the Cayman Islands. The Seller Guarantor has the requisite power and authority to execute and deliver this Agreement and to perform its obligation hereunder to pay, when and if due, the Guaranteed Obligations.  The execution, and delivery of this Agreement, and the performance by the Seller Guarantor of its obligation to pay, when and if due, the Guaranteed Obligations, have been duly authorized by all necessary action on the part of the Seller Guarantor, and no other action is necessary on the part of the Seller Guarantor to authorize this Agreement or the payment, when due, of the Guaranteed Obligations.  This Agreement has been duly executed and delivered by the Seller Guarantor and, assuming the due authorization, execution and delivery hereof by each other party hereto, constitutes a legal, valid and binding obligation of the Seller Guarantor, enforceable against the Seller Guarantor in accordance with its terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (ii) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

(b)Holdback.  In support of the Guaranteed Obligations, the Sellers’ Representative shall hold back and retain from the proceeds received in accordance with Section 2.3(a)(i) such amount as the Sellers’ Representative may determine in its sole discretion (the “Holdback Amount”); provided, however, that in no event shall the Holdback Amount be less than $5 million or be retained by the Sellers’ Representative for a period of less than twelve (12) months following the Closing Date.

Employment Matters; Section 280G Vote

.

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(a)The Sellers and the Buyer intend that the Transactions should not constitute a separation, termination or severance of employment of any individual who is an employee of an Acquired Company immediately prior to the Closing Date (each, a “Continuing Employee”), including for purposes of any Company Benefit Plan that provides for separation, termination or severance benefits, and that such Continuing Employee will have the opportunity to have continuous and uninterrupted employment immediately before and immediately after the Closing Date, and the Sellers and the Buyer shall, and shall cause their respective Affiliates to, comply with any requirements under applicable Law.  The Acquired Companies shall bear all the liabilities, obligations and costs relating to, and shall indemnify and hold harmless the Sellers and their respective Affiliates from and against, any claims made by any Continuing Employee for any statutory or common law termination or severance entitlements or other separation benefits, any contractual or other termination or severance entitlements or other separation benefits and any other legally mandated payment obligations and for any other claim, cost, liability or obligation (whether related to compensation, benefits or otherwise) relating to the employment or termination of employment of a Continuing Employee after the Closing Date; provided that the foregoing sentence shall not apply to any liabilities, obligations, costs or claims relating to any transaction or other bonus, phantom equity, change-of-control, retention, severance or other compensatory payments or benefits that are created, accelerated, accrue or become payable to, or in respect of, any Continuing Employee as a result of the transactions contemplated by this Agreement which are not reflected in the amount of Seller Transaction Costs set forth in the Closing Statement (other than any such payments or benefits that are created or established by the Buyer or its Affiliates (for the avoidance of doubt, not including the Acquired Companies prior to the Closing) in connection with the transactions contemplated by this Agreement).

(b)Prior to the Closing, the Acquired Companies and their applicable Affiliates shall use reasonable efforts to obtain an approval of the Sellers (and other parties entitled vote) that complies with the requirements of Section 280G(b)(5) of the Code and Treasury Regulations § 1.280G-1, with respect to payments and benefits that may be made or provided to any Person who, with respect to any Acquired Company, is a “disqualified individual” (as such term is defined for purposes of Section 280G of the Code), if such payments could reasonably result in the imposition of an excise tax imposed under Section 4999 of the Code, the Acquired Companies or their applicable Affiliates shall (i) seek from such disqualified individual a written waiver, in a form reasonably satisfactory to the Acquired Companies (after consulation with the Buyer and its advisors), that shall provide that, if the requisite stockholder approval under Section 280G(b)(5)(B) of the Code is not obtained, such disqualified individual’s “parachute payments” within the meaning of Section 280(b)(2) of the Code (“Section 280G Payments”) shall be reduced so that such Section 280G Payments do not exceed three times the disqualified individual’s “base amount” under Section 280G of the Code less one dollar, if reasonably determined by the Acquired Companies (following consultation with Buyer and its advisors) to be required to enable such stockholder approval to be valid for purposes of complying with the stockholder approval procedures set forth in Section 280G(b)(5)(B) of the Code (the “280G Shareholder Approval Procedures”) and (ii) provided the waiver in subsection (i) is obtained, submit to the requisite stockholders for approval, in a manner and form that complies with the 280G Shareholder Approval Procedures.  Copies of all disclosure materials, waivers, shareholder votes and related materials (including parachute payment calculations) prepared by the Acquired Companies and their advisors and used to effectuate the undertaking set forth in the immediately preceding

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sentence shall be provided to the Buyer at least three (3) Business Days in advance of distribution to the Sellers (and other parties entitled vote) and affected disqualified individuals, and the Buyer shall be provided with a reasonable opportunity to comment thereon.

Related Party Arrangements

.

(a)All intercompany Indebtedness between the Acquired Companies (or their respective Subsidiaries) and the Sellers (or their Affiliates) shall be eliminated from being a future obligation or right of such Persons, as applicable, prior to the Closing Date and no such treatment shall be deemed to violate any provision of this Agreement.

(b)The Sellers and the Acquired Companies shall terminate, or cause to be terminated, each Contract (i) between or among the Acquired Companies, or (ii) between or among the Acquired Companies on the one hand, and any Related Party of the Acquired Companies, on the other hand, in each case of clauses (i) and (ii), prior to the Closing Date (other than the Contracts set forth on Section 4.20 of the Disclosure Schedule), including, without limitation, the Management Agreement, dated as of January 1, 2015, by and among SKCP Fund Management LLC, Halo US and Halo Canada.

Canadian Real Property

.  The Parties acknowledge and agree that, in accordance with Section 116 of the ITA, at Closing, the Buyer will deduct and withhold from the Purchase Price an amount (the “Withheld Amount”) equal to 25% of the RP Purchase Price, except that:

(a)where the LLC Seller delivers to the Buyer, prior to the Closing, a Section 116 Certificate and the Certificate Limit is at least equal to or greater than the RP Purchase Price, the Buyer will not deduct and withhold any amount from the Purchase Price; or

(b)where the LLC Seller delivers to the Buyer, prior to the Closing, a Section 116 Certificate and the Certificate Limit is less than the RP Purchase Price, the Buyer will deduct and withhold from the Purchase Price an amount (the “Adjusted Withheld Amount”) equal to 25% of the amount, if any, by which the RP Purchase Price exceeds the Certificate Limit.

Remittance Arrangements for Withheld (or Adjusted Withheld) Amount

.  The Parties acknowledge and agree that any Withheld Amount or Adjusted Withheld Amount, as the case may be:

(a)will be credited by the LLC Seller to the Buyer as payment on account of the Purchase Price as of the Closing Date;

(b)will be held separately in a notional account (the “Remittance Account”) by the Buyer and will be remitted by the Buyer in accordance with the following provisions; and

(c)subject to the remaining provisions of this Section 6.16, will be remitted by the Buyer to the Receiver General of Canada, on account of the Buyer liability pursuant to subsection 116(5) of the ITA, on the day (the “Remittance Date”) that is the 30th calendar day or if such day is not a Business Day, the immediately preceding Business Day, after the end of the

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calendar month during which the Closing takes place, and the Buyer shall pay to the LLC Seller the remaining balance of the Remittance Account, except that:

(i)where the LLC Seller delivers to the Buyer, 29 Business Days prior to the Remittance Date, either a Section 116 Certificate and the Certificate Limit is not less than the RP Purchase Price or a certificate issued under subsection 116(4) of the ITA in respect of the sale of the RP Interests, the Buyer shall pay to the LLC Seller the balance of the Remittance Account; or

(ii)where the LLC Seller delivers to the Buyer, 29 Business Days on or before the Remittance Date, a Section 116 Certificate and the Certificate Limit is less than the RP Purchase Price, the Buyer shall deduct from the Remittance Account and pay forthwith to the Receiver General of Canada on account of the Buyer’s liability pursuant to section 116(5) of the ITA, an amount equal to 25% of the amount, if any, by which the RP Purchase Price exceeds the Certificate Limit and shall pay to the LLC Seller the remaining balance of the Remittance Account;

(iii)if, at least three (3) Business Days prior to the Remittance Date, the LLC Seller delivers to the Buyer written confirmation from the CRA that on receipt by the CRA of an amount specified in the confirmation (the “Tax Amount”), the Minister of National Revenue will issue to the Buyer a Section 116 Certificate or a certificate under subsection 116(4) of the ITA in respect of the sale of the RP Interests with a Certificate Limit at least equal to the RP Purchase Price, the Buyer shall deduct from the Remittance Account and pay forthwith to the Receiver General of Canada as payment on behalf of the LLC Seller an amount equal to the Tax Amount and where the LLC Seller delivers to the Buyer, on or before the Remittance Date, the promised Section 116 Certificate or certificate issued under subsection 116(4) of the ITA, the Buyer shall pay to the LLC Seller any remaining balance of the Remittance Account; or

(iv)if, at least three (3) Business Days prior to the Remittance Date, the Buyer has received a letter from the CRA acceptable to the Buyer acting reasonably (a “Comfort Letter”) indicating that it need not remit any amounts under section 116 of the ITA unless and until the Comfort Letter is no longer in effect, then the Buyer shall not remit the Withheld Amount to the Receiver General of Canada on the Remittance Date, and (A) where the LLC Seller delivers to the Buyer a Section 116 Certificate with a Certificate Limit which is not less than the RP Purchase Price or a certificate issued under subsection 116(4) of the ITA in respect of the sale of the RP Interests while the Comfort Letter remains in effect, promptly after receipt of such certificate, the Buyer will pay to the LLC Seller the balance of the Remittance Account; (B) where the LLC Seller delivers to the Buyer a Section 116 Certificate with a Certificate Limit which is less than the RP Purchase Price while the Comfort Letter remains in effect, promptly after receipt of such certificate, the Buyer will remit to the Receiver General of Canada an amount equal to 25% of the amount by which the RP Purchase Price exceeds the Certificate Limit of such Section 116 Certificate and shall pay to the LLC Seller the balance of the Remittance Account; or (B) where the LLC Seller delivers to the Buyer written confirmation from the CRA that on receipt by the CRA of a Tax Amount, the Minister of National Revenue will issue to the Buyer a Section 116 Certificate or a certificate under subsection 116(4) of the ITA in respect of the sale of the RP Interests with a Certificate Limit at least equal to the RP Purchase Price, the Buyer shall deduct from the Remittance Account and pay forthwith to the Receiver General of Canada as payment on

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behalf of the LLC Seller an amount equal to the Tax Amount and where the LLC Seller delivers to the Buyer, on or before the Remittance Date, the promised Section 116 Certificate or certificate issued under subsection 116(4) of the ITA, the Buyer shall pay to the LLC Seller any remaining balance of the Remittance Account; and

(v)and, if any amount is remitted to the Receiver General of Canada in accordance with this Section 6.16 and is subsequently refunded to the Buyer, the Buyer shall forthwith pay such refunded amount to the LLC Seller.

Quebec Real Property

.  The Parties acknowledge and agree that, in accordance with Section 1101 of the Quebec Taxation Act, on Closing, the Buyer will deduct and withhold from the Purchase Price an amount (the “Quebec Withheld Amount”) equal to 12.875% of the RP Purchase Price, except that:

(a)where the LLC Seller delivers to the Buyer, on or before the Closing Date, a Section 1098 Quebec Certificate and the Certificate Limit is at least equal to or greater than the RP Purchase Price, the Buyer will not deduct and withhold any amount from the Purchase Price; or

(b)where the LLC Seller delivers to the Buyer, on or before the Closing Date, a Section 1098 Quebec Certificate and the Certificate Limit is less than the RP Purchase Price, the Buyer will deduct and withhold from the Purchase Price an amount (the “Quebec Adjusted Withheld Amount”) equal to 12.875% of the amount, if any, by which the RP Purchase Price exceeds the Certificate Limit.

Remittance Arrangements for Quebec Withheld (or Quebec Adjusted Withheld) Amount

.  The Parties agree that the provisions of Section 6.16 shall apply with respect to any Quebec Withheld Amount or Quebec Adjusted Withheld Amount, mutatis mutandis.

Pre-Closing Entity Reorganization

.  At the sole discretion of the Sellers, the Sellers may eliminate SK Angel Mirabel Holdings, Inc. prior to Closing, with SK Angel Holdings, L.P. thereafter being the “Seller” of Halo Canada at Closing and upon such elimination, SK Angel Holdings, L.P. shall be bound by the provisions hereof as a “Seller” for purposes of this Agreement (such transactions, collectively, the “Pre-Closing Reorganization”).  For the avoidance of doubt, this Section 6.19 shall allow the Sellers to amalgamate SK Angel Mirabel Holdings, Inc. with Halo Canada without prior consent of the Buyer; provided that the Pre-Closing Reorganization will not result in Halo Canada or any successor thereto being incorporated other than under the Canada Business Corporation Act.

Section 6.20ISRA Compliance.

(a)Prior to the Closing, in connection with the properties located at (x) 30 North Jefferson Road, Whippany, NJ 07981, (y) 280 Walsh Drive Suite B, Parsippany-Troy Hills, NJ 07054, and (z) 44 Deforest Avenue, East Hanover, NJ 07936, the Sellers and/or Halo US shall, within five calendar days following the date hereof, submit a General Information Notice or De Minimis Quantity Exemption Affidavit (as applicable and appropriate) to the New Jersey

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Department of Environmental Protection (“NJDEP”) as required by the New Jersey Industrial Site Recovery Act (together with its implementing regulations or guidance, “ISRA”).  Prior to and/or after the Closing Date as appropriate, in compliance with ISRA, Halo US shall, or shall cause to be taken at Halo US’ sole expense, the following actions:

(i)retain a Licensed Site Remediation Professional (“LSRP”); and

(ii)timely file with NJDEP such reports, forms, fees and other documentation as are required under ISRA, which may include, but may not be limited to, a Preliminary Assessment Report, a Response Action Outcome, a Remediation Certification or a Remediation Funding Source.

(b)Prior to the submission of any deliverable to NJDEP pursuant to this Section 6.20, to the extent practicable, Halo US shall afford the Buyer and the Sellers a reasonable opportunity to review and comment on the deliverable and Halo US shall consider in good faith any comments from the Buyer and the Sellers.  The Parties shall cooperate as reasonably necessary in connection with the foregoing, including, in the case of the Sellers and the Acquired Companies (as applicable), by executing such documents, making such filings (including “de minimis” filings) and providing prior ISRA filings and related supporting documents, in each case as reasonably requested by Halo US.  All capitalized terms used but not defined in this Section 6.20 shall have the meaning given to them in ISRA and its implementing regulations.

Article VII

CLOSING CONDITIONS

The Buyer’s Conditions to Closing

.  The obligation of the Buyer to consummate the Transactions shall be subject to fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived in writing by the Buyer:

(a)Representations and Warranties.  (i) The representations and warranties of the Sellers and the Acquired Companies set forth in Article III and Article IV hereof, and of the Seller Guarantor set forth in Section 6.12(a)(iv), other than the Sellers Fundamental Representations, shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation contained herein) as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of the Sellers and the Acquired Companies to be so true and correct, individually or in the aggregate, would not have a Material Adverse Effect; and (ii) the Sellers Fundamental Representations shall be true and correct in all respects (with only de minimis exceptions) as of the Closing Date as though made on and as of such date and time.

(b)Compliance with Agreements.  The covenants, agreements and obligations required by this Agreement to be performed and complied with by the Sellers and the Acquired Companies prior to or at the Closing shall have been performed and complied with in all material respects prior to or at the Closing Date.

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(c)Certificate.  The Acquired Companies shall execute and deliver to the Buyer, a certificate, dated as of the Closing Date, stating that the conditions specified in Section 7.1(a) and Section 7.1(b) of this Agreement have been satisfied.

(d)Indebtedness.  The Acquired Companies shall have delivered to the Buyer evidence reasonably satisfactory to the Buyer, including customary payoff letters, of the release of all Liens over the Interests and the assets of the Acquired Companies pursuant to the Indebtedness of the Acquired Companies set forth on Section 4.19 of the Disclosure Schedule (which Liens may be released at Closing).  The foregoing shall not apply with respect to Liens for Taxes not yet due and payable.

(e)No Material Adverse Effect.  During the Interim Period, no change, effect, development, event or circumstance occurred that has had or would reasonably be expected to have a Material Adverse Effect.

(f)Consent of PEO.  The Acquired Companies shall have delivered to the Buyer evidence reasonably satisfactory to the Buyer of it having obtained all written consents required by an agreement with a professional employer organization listed on Section 4.9(a)(v) of the Disclosure Schedule.

(g)FIRPTA.  Each Seller that is a US person for U.S. federal Income Tax purposes shall have delivered to the Buyer a certification (in such form as may be reasonably requested by counsel to the Buyer) conforming to the requirements of Treasury Regulations Section 1.1445-2(b)(2).

The Sellers’ Conditions to Closing

.  The obligation of the Sellers to consummate the Transactions shall be subject to fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived in writing by the Sellers’ Representative:

(a)Representations and Warranties.  (i) The representations and warranties of the Buyer set forth in Article V hereof, other than the Buyer Fundamental Representations, shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation contained herein) as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case, such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties of the Buyer to be so true and correct would not reasonably be expected to prevent or materially delay the consummation of any of the Transactions; and (ii) the Buyer Fundamental Representations shall be true and correct in all respects (with only de minimis exceptions) as of the Closing Date as though made on and as of such date and time.

(b)Compliance with Agreements.  The covenants, agreements and obligations required by this Agreement to be performed and complied with by the Buyer prior to or at the Closing, shall have been performed and complied with in all material respects prior to or at the Closing Date.

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(c)Certificate.  The Buyer shall execute and deliver to the Sellers’ Representative a certificate executed by an authorized officer of the Buyer, dated as of the Closing Date, stating that the conditions specified in Section 7.2(a) and Section 7.2(b) of this Agreement have been satisfied.

Mutual Conditions to Closing

.  The respective obligations of the Buyer and the Sellers to consummate the Transactions shall be subject to fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived by mutual written agreement of the Buyer and the Sellers’ Representative:

(a)Governmental Approvals.  (i) All waiting periods (and extensions thereof) applicable to the consummation of the transactions contemplated by this Agreement or, when applicable, all antitrust approvals have been received, under any applicable Antitrust Laws, including the HSR Act, shall have expired or been terminated and (ii) all authorizations, clearances, consents and approvals required to be obtained prior to the Closing Date and all filings, notifications, transfers, and applications required prior to the Closing Date to be made under applicable Law, including ISRA, or by a Governmental Entity, including Health Canada, in each case necessary to permit the parties to consummate the Transactions, shall have been obtained and be in full force and effect.

(b)No Injunctions.  On the Closing Date, there shall be no Laws or Orders in effect that operate to restrain, enjoin or otherwise prevent or make illegal the consummation of the Transactions.

Article VIII

TERMINATION

Grounds for Termination

.  This Agreement may be terminated prior to Closing:

(a)by either the Buyer or the Sellers’ Representative upon written notice (provided that the terminating Party is not then in breach of any representation, warranty, covenant or other agreement contained herein such that the conditions to Closing set forth in Section 7.1(a), Section 7.1(b), Section 7.2(a), Section 7.2(b) or Section 7.3, as applicable, would not have been satisfied) if the Closing shall not have occurred within sixty (60) Business Days after the date hereof (the “Outside Date”); provided, however, that if on the Outside Date all the approvals and authorizations required in order to satisfy the conditions set forth in Section 7.3(a) have not been obtained and such approvals and authorizations are being diligently pursued by the appropriate Party, and all of the other conditions to Closing contained in Article VII have been fulfilled or are capable of being fulfilled, then, at the option of the Sellers’ Representative, the Outside Date shall be extended for an additional sixty (60) day period; provided, further, that in the event any authorization, approval, consent, clearance or expiration of waiting periods required under the HSR Act or any applicable Antitrust Laws shall not have been obtained or have occurred on or before the Outside Date, then, at the option of the Sellers’ Representative, the Outside Date shall be further extended for an additional one hundred and eighty (180) day period;

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(b)prior to the Closing, by the Buyer, if (i) there exists a breach of any representation or warranty of the Sellers or the Acquired Companies contained in this Agreement that has not been waived by the Buyer such that the closing condition set forth in Section 7.1(a) would not be satisfied or (ii) the Sellers or the Acquired Companies shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Sellers or the Acquired Companies, as applicable, that have not been waived by the Buyer such that the closing condition set forth in Section 7.1(b) would not be satisfied; provided, however, that (x) the Buyer shall not be entitled to terminate this Agreement pursuant to this Section 8.1(b) unless, in the case of (i) or (ii), such breach is not capable of being cured or such breach is capable of being cured but the Sellers or the Acquired Companies, as applicable, have not cured such breach by the date that is thirty (30) Business Days after the date that the Sellers receive written notice of such breach from the Buyer (or such lesser period remaining prior to the date that is one (1) day prior to the Outside Date); and (y) the Buyer shall not be entitled to terminate this Agreement pursuant to this Section 8.1(b) if, at the time of such termination, the Buyer is in breach of any representation, warranty, covenant or other agreement contained herein in a manner such that the conditions to Closing set forth in Section 7.2(a) or Section 7.2(b), as applicable, would not have been satisfied;

(c)by the Sellers’ Representative, upon notice to the Buyer, if (i) there exists a breach of any representation or warranty of the Buyer contained in this Agreement that has not been waived by the Sellers’ Representative such that the closing condition set forth in Section 7.2(b) would not be satisfied, or (ii) the Buyer shall have breached any of the covenants or agreements contained in this Agreement to be complied with by the Buyer that has not been waived by the Sellers’ Representative such that the closing condition set forth in Section 7.2(b) would not be satisfied; provided, that (A) the Sellers’ Representative shall not be entitled to terminate this Agreement pursuant to this Section 8.1(b) unless, in the case of (i) or (ii), the Buyer has not cured such breach by the date that is 30 Business Days after the date that the Buyer receives written notice of such breach from the Sellers (or such lesser period remaining prior to the date that is one day prior to the Outside Date); and (B) the Sellers shall not be entitled to terminate this Agreement pursuant to this Section 8.1(b) if, at the time of such termination, the Sellers are in breach of any representation, warranty, covenant or other agreement contained herein in a manner such that the conditions to Closing set forth in Section 7.1(a) or Section 7.1(b), as applicable, would not have been satisfied;

(d)by either the Buyer or the Sellers’ Representative upon notice to the other Party if there shall be in effect a final, non-appealable Order or a Law prohibiting, enjoining, restricting or making illegal the Transactions; and

(e)at any time by mutual written agreement of the Buyer and the Sellers’ Representative.

Effect of Termination

.  Termination of this Agreement pursuant to this Article VIII shall terminate all obligations of the Parties, except for the obligations under Section 6.4, this Section 8.2, Article X and the Confidentiality Agreement; provided, however, that termination pursuant to Section 8.1(b) through Section 8.1(d) shall not relieve a willfully defaulting or willfully breaching party (whether or not the terminating party) from any liability to the other party resulting from any default or breach hereunder.

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Article IX

INDEMNIFICATION

Section 9.1Survival.

(a)The representations and warranties contained in this Agreement and in any instrument delivered under this Agreement shall survive the Closing for a period of twelve (12) months; provided, however, that the Sellers Fundamental Representations and the Buyer Fundamental Representations shall survive for a period of three (3) years.

(b)The covenants and agreements contained in this Agreement that by their terms do not contemplate performance following the Closing shall survive the Closing for a period of twelve (12) months; provided, however, that any covenants and agreements with respect to Taxes taken into account in determining the Closing Indebtedness Amount and for which Sellers are liable under this Agreement shall survive until the date that is sixty (60) days following expiration of the applicable statute of limitations (taking into account any consent, waiver, agreement or other document that has the effect of extending such statute of limitations); provided, further, that any such covenant or agreement that expires on a date certain shall survive until such date certain.  Notwithstanding the foregoing, except as set forth in Section 8.2, no representation, warranty, covenant or agreement made in this Agreement shall survive any termination of this Agreement.

(c)The period for which a representation or warranty, covenant or agreement survives the Closing is referred to herein as the “Applicable Survival Period.”  In the event a valid notice of a claim for indemnification under Section 9.2 or Section 9.3 is given in accordance with Section 9.4, Section 9.5 or Section 6.7(e), as applicable, within the Applicable Survival Period, the representation or warranty, covenant or agreement that is the subject of such indemnification claim shall survive with respect to such claim until such claim is finally resolved.

Section 9.2Indemnification by the Sellers.

(a)Subject to the limitations set forth herein and without duplication, from and after the Closing, each Seller shall, severally and not jointly, indemnify and defend the Buyer against, and shall hold the Buyer, its Representatives and its Affiliates (including the Acquired Companies), each of their respective equityholders, members, partners, officers, directors, managers, employees, agents, Affiliates, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Buyer Indemnitees”) harmless from, any and all loss, liability, claim, charge, action, suit, proceeding, assessed interest, penalty, damage, Tax, obligation, cost, settlement, payment, award, judgment, fine, deficiency or expense (including reasonable attorneys’ fees and the costs of enforcing any right to indemnification hereunder) (collectively, “Losses”) suffered or incurred or imposed on such Buyer Indemnitee arising out of or relating to any inaccuracy or breach by any such Seller of (i) any representation or warranty made by such Seller in Article III, or (ii) any of the covenants or obligations of any such Seller contained in this Agreement.  Only the Seller responsible for any such breach or inaccuracy shall be required to indemnify and hold harmless the Buyer Indemnitees for any Losses incurred by them resulting from any breach or inaccuracy under this Section 9.2(a).

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(b)Subject to the limitations set forth herein and without duplication, from and after the Closing, the Sellers shall, severally and not jointly, based on the Pro-Rata Share of each Seller, indemnify and defend the Buyer Indemnitees against, and shall hold each Buyer Indemnitee harmless from, any and all Loss suffered or incurred or imposed on such Buyer Indemnitee arising out of or relating to: (i) any inaccuracy or breach by the Acquired Companies of (A) any representation or warranty made by the Acquired Companies in Article IV (or any Third Party Claim that alleges facts that, if proven, would constitute such a breach) or (B) any of the covenants or obligations of the Acquired Companies contained in this Agreement; or (ii) any Closing Indebtedness Amount (including, for the avoidance of doubt, any Pre-Closing Taxes required to be taken into account in calculating such amount) or Seller Transaction Costs, in each case, to the extent such amount was improperly excluded from the calculation of the Closing Indebtedness Amount or Seller Transaction Costs, or any Cash which is improperly included in the calculation of the Closing Cash Amount, in each case as reflected on the Closing Statement.

(c)Other than with respect to Losses described in Section 9.2(b)(ii), the Sellers shall not be liable for any Loss or Losses, unless (i) the Loss is a Covered Loss and (ii) the aggregate amount of all Covered Losses incurred by the Buyer Indemnitees exceeds $2,125,000 (the “Deductible”), and then only to the extent that such Covered Losses exceed the Deductible.  Except with respect to a Loss or Losses (x) arising from a breach of any Sellers Fundamental Representation, (y) in the case of Fraud or (z) arising pursuant to Section 9.2(b)(ii), the cumulative indemnification obligations of the Sellers under this Section 9.2 with respect to any Loss or Losses shall in no event exceed an amount equal to $2,125,000 (the “Cap”).  Notwithstanding anything to the contrary set forth herein, the Cap will not apply in respect of claims for breach of any Sellers Fundamental Representation or in the case of Fraud; provided that, in no event shall the aggregate liability of any particular Seller in respect of claims for indemnification pursuant to this Agreement exceed an amount equal to the portion of the Closing Payment received by such Seller.

(d)In addition to the limitations set forth in Section 9.2(c), except pursuant to Section 9.2(b)(ii), the Sellers shall not be obligated to indemnify any Buyer Indemnitee under this Section 9.2 with respect to (i) any fact, event or action disclosed in the Disclosure Schedule or (ii) any covenant or condition waived in writing by the Buyer on or prior to the Closing.

(e)Except as set forth in Section 6.7 and Section 10.8, the Buyer acknowledges and agrees that, should the Closing occur, its and each Buyer Indemnitee’s sole and exclusive remedy (other than payments received under any representations and warranties insurance policy issued to Buyer or an Affiliate thereof) with respect to any and all matters arising out of, relating to or connected with this Agreement, the Acquired Companies or its Subsidiaries and their respective assets and liabilities, the Transactions and the Interests shall be pursuant to the indemnification provisions set forth in this Article IX and Section 6.7.

(f)For the purposes of this Article IX, each representation or warranty in this Agreement or any corresponding representations or warranties made in any certificate delivered pursuant to this Agreement shall be interpreted without reference or giving effect to any materiality qualification or limitation set forth in such representation or warranty, including the terms “material,” “materiality,” “in all material respects,” “Material Adverse Effect” (which instead shall be read as any adverse effect) or “materially”.

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Section 9.3Indemnification by the Buyer.

(a)Subject to the limitations set forth herein, following the Closing, the Buyer and the Acquired Companies shall indemnify and defend the Sellers and its Representatives and Affiliates, and each of their respective shareholders, members, partners, officers, directors, managers, employees, agents, Affiliates, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Seller Indemnitees”) against, and shall hold each Seller Indemnitee harmless from, any Loss suffered, incurred or imposed on such Seller Indemnitee to the extent arising out of (i) any breach of any representation or warranty made by the Buyer in Article V, (ii) any breach of any covenant or agreement of the Buyer contained in this Agreement and (iii) any Closing Cash Amount to the extent not taken into account in the calculations of the Closing Cash Amount as reflected on the Closing Statement.

(b)Except as set forth in Section 10.8, the Sellers acknowledge and agree that, should the Closing occur, their sole and exclusive remedy with respect to any and all matters arising out of, relating to or connected with this Agreement, the Acquired Companies or its Subsidiaries and their respective assets and liabilities, the Transactions and the Interests shall be pursuant to the indemnification provisions set forth in Section 6.7 or Section 6.11 or in this Article IX.

Section 9.4Indemnification Procedure for Third-Party Claims.

(a)Other than in respect of Taxes, which shall be governed by Section 6.7, in the event that any claim or demand, or other circumstance or state of facts that would reasonably be expected to give rise to any claim or demand, for which an Indemnitor may be liable to an Indemnitee hereunder is asserted or sought to be collected, in each case, in writing, by a third party (“Third-Party Claim”), the Indemnitee shall promptly, but in no event more than thirty (30) days following such Indemnitee’s receipt or knowledge of a Third-Party Claim, notify the Indemnitor in writing of such Third-Party Claim (“Notice of Claim”); provided, however, that a failure by an Indemnitee to provide timely notice consistent with the requirements of this Section 9.4(a) shall not affect the rights or obligations of such Indemnitee except to the extent such failure results in material prejudice to the Indemnifying Party with respect to such Third-Party Claim.  The Notice of Claim shall (i) state that the Indemnitee has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement (if applicable) and (ii) specify in reasonable detail each individual item of Loss included in the amount so stated (taking into account the information then known to the Indemnitee), the date such item was paid or properly accrued (if applicable), the basis for any anticipated Loss and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related (taking into account the information then known to the Indemnitee) and the computation of the amount to which such Indemnitee claims to be entitled hereunder.  The Indemnitee shall enclose with the Notice of Claim a copy of all papers served with respect to such Third-Party Claim, if any, and any other available documents evidencing such Third-Party Claim.

(b)The Indemnitor shall have the right, but not the obligation, upon notice delivered to the Indemnified Party, to assume the defense or prosecution of such Third-Party Claim and any litigation resulting therefrom with counsel of its choice and at its sole cost

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and expense (a “Third-Party Defense”); provided that the Indemnitor shall not be entitled to undertake a Third-Party Defense, and the Indemnitor shall pay the fees and expenses of counsel retained by the Indemnitee in connection therewith, if (A) the claim or demand relates to or arises in connection with any criminal Legal Proceeding, indictment or allegation or regulatory enforcement action, (B) the claim or demand seeks an injunction or equitable relief against the Indemnitee or any of its Related Parties or (C) there are legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party.  If the Indemnitor assumes the Third-Party Defense in accordance herewith, (i) the Indemnitee may retain separate co-counsel at its sole cost and expense (subject to the below) and participate in the defense of the Third-Party Claim, but the Indemnitor shall control the investigation, defense and settlement thereof, (ii) the Indemnitee will not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnitor, and (iii) the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim to the extent such judgment or settlement (x) provides for equitable or other non-monetary relief, (y) does not contain a full and unconditional release of liability for the Indemnitee or (z) contains an admission of fault, breach, violation or liability, in each case, without the prior written consent of the Indemnitee (not to be unreasonably withheld, conditioned or delayed).  The Parties will act in good faith in responding to, defending against, settling or otherwise dealing with such claims.  The Parties will also cooperate in any such defense and give each other reasonable access to all information relevant thereto.  Whether or not the Indemnitor has assumed the Third-Party Defense, such Indemnitor will not be obligated to indemnify the Indemnitee hereunder for any settlement entered into or any judgment that was consented to without the Indemnitor’s prior written consent.

(c)If the Indemnitor does not assume the Third-Party Defense, the Indemnitee will be entitled to assume the Third-Party Defense at the expense of the Indemnitor upon delivery of notice to such effect to the Indemnitor; provided, however, that the (i) Indemnitor shall have the right to participate in the Third-Party Defense at its sole cost and expense, but the Indemnitee shall control the investigation, defense and settlement thereof; and (ii) the Indemnitor will not be obligated to indemnify the Indemnitee hereunder for any settlement entered into or any judgment that was consented to without the Indemnitor’s prior written consent (except where such consent was unreasonably withheld, conditioned or delayed).

Indemnification Procedures for Non Third-Party Claims

.  The Indemnitee shall notify the Indemnitor in writing promptly, and in no event later than thirty (30) days, of its discovery of any matter that does not involve a Third-Party Claim, such notice shall (a) state that the Indemnitee has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which such Indemnitee is entitled to indemnification pursuant to this Agreement (if applicable), and (b) specify in reasonable detail each individual item of Loss included in the amount so stated (taking into account the information then known to the Indemnitee), the date such item was paid or properly accrued (if applicable), the basis for any anticipated liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related (taking into account the information then known to the Indemnitee) and the computation of the amount to which such Indemnitee claims to be entitled hereunder.  This Section 9.5 shall not apply to Taxes.

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Section 9.6Calculation of Indemnity Payments.

(a)Each Indemnitee shall use its commercially reasonable efforts to pursue and collect on any recovery available under any insurance policies or other collateral sources, including recovery from a third party (collectively, the “Collateral Sources”).  The amount of Losses payable under this Article IX by the Indemnitor shall be reduced by any and all amounts recovered by the Indemnitee from Collateral Sources or any other Person alleged to be responsible therefor.  If the Indemnitee receives any amounts from Collateral Sources or any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnitor, then such Indemnitee shall promptly reimburse the Indemnitor for any payment made or expense incurred by such Indemnitor in connection with providing such indemnification up to the amount received by the Indemnitee, net of any expenses incurred by such Indemnitee in collecting such amount.

(b)The amount of Losses incurred by an Indemnitee shall be reduced to take account of any net Tax benefit realized in cash (including through a credit against other Taxes otherwise payable) by the Indemnitee or its Affiliates (without treating the Acquired Companies or any of its Subsidiaries as an Affiliate of the Seller) on a “with and without” basis arising in connection with the circumstances relating to such Losses no later than two (2) years following the year of such Loss.

(c)Notwithstanding anything to the contrary in this Agreement, no Indemnitee shall be entitled to be compensated more than once under this Article IX for the same Loss.

Mitigation

.  Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss. This Section 9.7 shall not apply to Taxes.

Characterization of Indemnification Payments

.  Except as otherwise required by applicable Law, the Parties shall treat any payment made pursuant to this Article IX and also Section 6.7(a) and Section 6.7(b) as an adjustment to the Purchase Price, as determined for Tax purposes.

Article X

MISCELLANEOUS

Notices

.  Any notice, request, demand, waiver, consent, approval or other communication that is required or permitted hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile or e-mail of a PDF document (provided written confirmation of receipt of such facsimile or email is provided by the recipient thereof) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the fifth Business Day after the date mailed, by certified

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or registered mail, return receipt requested, postage prepaid.  Such communications, to be valid, must be addressed as follows:

(a)if to the Buyer, to:

Cambrex Corporation

One Meadowlands Plaza

East Rutherford, NJ  07073

Attention:  General Counsel

Telephone:  201-804-3000

Facsimile:  201-804-9852

E-mail: Samantha.Hanley@Cambrex.com

with a required copy (which shall not constitute notice) to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, MA  02199-3600

Attention:  Paul M. Kinsella; Thomas J. Fraser

Telephone:  617-951-7921; 617-951-7063

Facsimile:  617-235-0822; 617-235-0699

E-mail:paul.kinsella@ropesgray.com; thomas.fraser@ropesgray.com

(b)if to the Sellers, to:

SK Capital Partners, L.P.
400 Park Avenue Suite 820
New York, NY  10022
Attention:  Jerry Truzzolino, Chief Financial Officer
E-mail:  jtruzzolino@skcapitalpartners.com
Fax:  (646) 217-3961

with a required copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
502 Carnegie Center
Princeton, New Jersey  08540
Attention:  Steven M. Cohen
E-mail:  steven.cohen@morganlewis.com
Fax:  (609) 919-6701

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain).  If more than one method

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for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

Severability

.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

Section 10.3Sellers’ Representative.

(a)Each of the Sellers hereby appoints SK Capital Partners, L.P. as the designated representative of such Seller (the “Sellers’ Representative”), with full power and authority, including power of substitution (subject to the Buyer’s prior written consent, not to be unreasonably withheld), acting in the name of and for and on behalf of such Seller to amend or waive any provision in this Agreement (including the waiver of any breach by the Buyer or the waiver of any closing condition provided in Article VII) or to terminate this Agreement pursuant to the provisions of Article VIII, and to do all other things and to take all other actions under or related to this Agreement that, in the sole and absolute discretion of the Sellers’ Representative, the Sellers’ Representative considers necessary or proper, to receive and/or deliver any and all notices required to be delivered or sent by such Seller or the Sellers’ Representative pursuant to this Agreement and to represent the Sellers in, control the disposition of or otherwise resolve any dispute with the Buyer over any aspect of this Agreement, and on behalf of each such Seller to enter into any agreement, instrument or other document to effectuate any of the foregoing, which shall have the effect of binding each such Seller as if such Seller has personally entered into such agreement, instrument or document.

(b)Each of the Sellers hereby agrees to indemnify and hold the Sellers’ Representative and its agents, assigns and representatives harmless from and against any and all Losses that the Sellers’ Representative may sustain or incur as a result of or arising out of any action or inaction of the Sellers’ Representative in its capacity as such, or otherwise relating to its appointment as the Sellers’ Representative, except to the extent arising out of the gross negligence or willful misconduct of the Sellers’ Representative.

(c)Each of the Sellers agrees that the Buyer shall be entitled to unconditionally assume, without inquiry, that any action taken or omitted, or any document executed by, the Sellers’ Representative purporting to act as the Sellers’ Representative under or pursuant to this Agreement or in connection with any of the Transactions has been unconditionally authorized by the Sellers to be taken, omitted to be taken, or executed on their behalf so that they will be legally bound thereby, and neither the Buyer nor any of its Affiliates shall have any liability to any Seller or any other Person for any acts done by them in accordance with any such action, omission or execution, and each of the Sellers agrees not to institute any Legal Proceeding against the Buyer or any of its Affiliates alleging that the Sellers’ Representative did not have the authority to act on behalf of the Sellers in connection with any such action, omission or execution, and each

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Seller agrees to indemnify the Buyer for all Losses incurred in connection with the foregoing.  No modification or revocation of the power of attorney granted by the Sellers herein to the Sellers’ Representative shall be effective as against the Buyer until the Buyer has received a document signed by all of the Sellers effecting said modification or revocation.

Counterparts

.  This Agreement may be executed in counterparts, and any Party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.  The parties hereto agree that the delivery of this Agreement, and any other agreements and documents at the Closing, may be effected by means of an exchange of facsimile or electronically transmitted signatures.

Entire Agreement; No Third-Party Beneficiaries

.  This Agreement, the Schedules, Exhibits, Appendices and the other documents, instruments and agreements specifically referred to herein or delivered pursuant hereto set forth the entire understanding of the Parties hereto with respect to the transactions contemplated by this Agreement.  All Schedules, Exhibits and Appendices referred to herein are intended to be and hereby are specifically made a part of this Agreement.  Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, except for the letter agreement, between Cambrex Corporation, Halo US and Halo Canada, dated April 4, 2018 (the “Confidentiality Agreement”).  This Agreement will not confer any rights or remedies upon any Person other than the Parties hereto and their respective successors and permitted assigns, other than Section 6.11 (which will be for the benefit of the Persons set forth therein, and any such Person will have the rights provided for therein).

Governing Law

.  This Agreement, the exhibits and schedules hereto, and all matters arising out of or relating to this Agreement and the transactions contemplated hereby shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Consent to Jurisdiction; Waiver of Jury Trial

.  Each party hereto irrevocably submits to the exclusive jurisdiction of any state or federal court located in the State of Delaware for the purposes of any suit, action or other proceeding arising out of this Agreement or the Transaction, and agrees to commence any such action, suit or proceeding only in such courts.  Each party hereto further agrees that service of any process, summons, notice or document by United States registered mail to such party’s respective address set forth herein shall be effective service of process for any such action, suit or proceeding.  Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby or thereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO

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THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING THE DEBT FINANCING) OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

Section 10.8Right to Specific Performance.

(a)Each party hereto agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

(b)Each party hereto hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by the Buyer or the Sellers, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the respective covenants and obligations of the Buyer or the Sellers, as applicable, under this Agreement all in accordance with the terms of this Section 10.8.

(c)Neither the Buyer nor the Sellers, as applicable, shall be required to provide any bond or other security in connection with seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, all in accordance with the terms of this Section 10.8.

Assignment

.  Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the Buyer and the Sellers’ Representative; provided, however, that (a) a Seller may assign all or any portion of its rights hereunder to one or more of its Affiliates (provided that no such assignment shall relieve such Seller of its obligations hereunder or shall be at any unreimbursed cost, including additional Taxes, to the Buyer or its Affiliates, including the Acquired Companies following the Closing) and (b) the Buyer shall be entitled to assign all or any portion of its rights hereunder, including its right to purchase all or any portion of the Interests, (i) to one or more of its Affiliates and (ii) from and after the Closing, to any other Person, but no such assignment shall relieve it of its obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.  Any attempted assignment in violation of the terms of this Section 10.9 shall be null and void, ab initio.

Headings

.  All headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

Construction

.  For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires:  (a) the meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural

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forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires; (b) where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning; (c) the terms “hereof,” “herein,” “hereunder,” “hereby” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) when a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified; (e) the word “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation,” unless otherwise specified; (f) the word “or” is not exclusive; (g) a reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors and permitted assigns; and (h) a reference to any employee of an Acquired Company includes reference to all individuals who are providing services to or for the benefit of any Acquired Company who are employed or co-employed by a professional employer organization pursuant to a Contract with one or more of the Acquired Companies.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party hereto by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

Amendments and Waivers

.  This Agreement may not be amended, supplemented or modified except by an instrument in writing signed by the Buyer and the Sellers’ Representative or each of the Sellers.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective, unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

Section 10.13Schedules and Exhibits.

(a)Except as otherwise provided in this Agreement, all Exhibits and Schedules referred to herein are intended to be and hereby are made a part of this Agreement.  The Disclosure Schedule has been arranged in sections corresponding to the Sections of this Agreement.  The disclosure of any item in any section or subsection of the Disclosure Schedule will be deemed disclosure with respect to the corresponding section or subsection in this Agreement and with respect to each other section and subsection in this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure.  Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule.

(b)The information contained in this Agreement, the Disclosure Schedule, and exhibits to this Agreement is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to: (a) be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Laws and Regulations or breach of contract) or (b) expand in any way the scope or effect of such representations, warranties or covenants.  The descriptions of agreements or other specific documents appearing in the Disclosure Schedule where the underlying representation or warranty

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set forth in this Agreement requires the mere listing of such agreements or documents may not be complete descriptions of such agreements or documents and are qualified by reference to the agreements and documents referred to thereby which have been made available to the Buyer.

(c)The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no party hereto shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule in any dispute or controversy between the Parties as to whether any obligation, item, or matter not described herein or included in a Disclosure Schedule is or is not material for purposes of this Agreement.

Section 10.14Conflict Waiver; Attorney-Client Privilege.

(a)Each of the Parties hereto acknowledges and agrees, on its own behalf and on behalf of its Representatives and Affiliates, that:

(i)Each of Morgan, Lewis & Bockius LLP and Osler, Hoskin & Harcourt LLP has acted as counsel to the Sellers and the Sellers’ Representative (individually and collectively, the “Seller Group”), and the Acquired Companies in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.  The Buyer agrees, and shall cause the Acquired Companies and their Subsidiaries to agree, that, following consummation of the Transactions contemplated hereby, such representation and any prior representation of the Acquired Companies and their Subsidiaries by Morgan, Lewis & Bockius LLP (or any successor) or Osler, Hoskin & Harcourt LLP (or any successor) (collectively, the “Seller Group Law Firms”) shall not preclude the Seller Group Law Firms from serving as counsel to the Seller Group or any Representatives of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the Transactions.

(ii)The Buyer shall not, and shall cause the Acquired Companies and their Subsidiaries not to, seek or have the Seller Group Law Firms disqualified from any such representation based upon any prior representation of the Acquired Companies and their Subsidiaries by the Seller Group Law Firms.  Each of the Parties hereto hereby consents thereto and waives any conflict of interest arising from such prior representation, and each of such Parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation.  Each of the Parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the Parties have consulted with counsel or have been advised they should do so in connection herewith.  The Parties agree that the foregoing waiver and acknowledgement of retention shall not extend to any communication not involving (including preparation for, and negotiation and consummation of) this Agreement.  The covenants, consent and waiver contained in this Section 10.14(a)) shall not be deemed exclusive of any other rights to which the Seller Group Law Firms are entitled whether pursuant to law, contract or otherwise.

(b)All communications between the Seller Group or the Acquired Companies and their Subsidiaries, on the one hand, and each of the Seller Group Law Firms, on the other hand regarding the Transactions (the “Privileged Communications”) shall be deemed

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to be attorney-client privileged and the expectation of client confidence relating thereto shall belong solely to the Seller Group and shall not pass to or be claimed by the Buyer or the Acquired Companies and their Subsidiaries.  Accordingly, the Buyer, the Acquired Companies and their Subsidiaries shall not have access to any Privileged Communications or to the files of the Seller Group Law Firms relating to such engagement from and after Closing.  Without limiting the generality of the foregoing, from and after the Closing, (i) the Seller Group (and not the Buyer or the Acquired Companies and their Subsidiaries) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of the Buyer or the Acquired Companies and their Subsidiaries shall be a holder thereof, (ii) to the extent that files of the Seller Group Law Firms in respect of such engagement constitute property of the client, only the Seller Group (and not the Buyer nor the Acquired Companies) shall hold such property rights and (iii) the Seller Group Law Firms shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Buyer or the Acquired Companies and their Subsidiaries by reason of any attorney-client relationship between the Seller Group Law Firms and the Acquired Companies and their Subsidiaries or otherwise.  Notwithstanding the foregoing, in the event that a dispute arises between the Buyer or its Affiliates (including the Acquired Companies and their Subsidiaries), on the one hand, and a third party other than any of the Seller Group, on the other hand, the Buyer and its Affiliates (including the Acquired Companies and their Subsidiaries) may assert the attorney-client privilege to prevent disclosure of the Privileged Communications to such third party; provided, however, that neither the Buyer nor any of its Affiliates (including the Acquired Companies and their Subsidiaries) may waive such privilege without the prior written consent of the Seller Group, which consent shall not be unreasonably withheld, conditioned or delayed.  In the event that the Buyer or any of its Affiliates (including the Acquired Companies and their Subsidiaries) is legally required by a Governmental Entity or otherwise legally required to access or obtain a copy of all or a portion of the Privileged Communications, to the extent (x) permitted by applicable Law and (y) advisable in the opinion of the Buyer’s counsel, then the Buyer shall immediately (and, in any event, within five (5) Business Days) notify the Sellers’ Representative in writing so that the Sellers’ Representative can seek a protective order.

(c)This Section 10.14 is intended for the benefit of, and shall be enforceable by, the Seller Group and each of the Seller Group Law Firms.  This Section 10.14 shall be irrevocable, and no term of this Section 10.14 may be amended, waived or modified, without the prior written consent of the Seller Group and the Seller Group Law Firms.  The Buyer and the Acquired Companies each hereby acknowledge, on behalf of itself and its Affiliates, that it has had an opportunity to ask for and has obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation, and it hereby waives any conflict arising out of such future representation.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

ANGEL U.S. HOLDINGS, L.P.

By:_/s/ Jamshid Keynejad_________
Name: Jamshid Keynejad
Title: Manager

HALO NEW JERSeY HOLDING LIMITED LIABILITY COMPANY

By:_/s/ Jamshid Keynejad_________
Name: Jamshid Keynejad
Title: Manager

SK ANGEL MIRABEL HOLDINGS, INC.

By:_/s/ Aaron Davenport__________
Name: Aaron Davenport
Title: President

MOHD ASIF

By:_/s/ Moh Asif_________________
Name: Mohd Asif

SK Angel Holdings, L.P.

By:SKCI III Blue AIV-GP, L.P.,

its general partner

By: SKCI III Blue GP Management, Ltd.,

its general partner

By:_/s/ Jamshid Keynejad_____________
Name: Jamshid Keynejad
Title:  Authorized Signatory

[Signature Page to Purchase and Sale Agreement]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

Halo Pharmaceutical, Inc.

By:_/s/ Lee Karras_______________
Name: Lee Karras
Title: Chief Executive Officer

8121117 Canada Inc.

By:_/s/ Lee Karras_______________
Name: Lee Karras
Title: Chief Executive Officer

Halo Pharmaceutical Canada Inc.

By:_/s/ Lee Karras_______________
Name: Lee Karras
Title:  Chief Executive Officer

SK CAPITAL PARTNERS, L.P.

By: SK Capital GP, LLC, its general partner

By:__/s/ Jamshid Keynejad_________
Name: Jamshid Keynejad
Title: Authorized Signatory

[Signature Page to Purchase and Sale Agreement]

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WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

CAMBREX CORPORATION

By:_/s/ Gregory P. Sargen_____________
Name: Gregory P. Sargen
Title: Executive Vice President, Corporate

          Development and Strategy

[Signature Page to Purchase and Sale Agreement]

DB1/ 98258861.9

Appendix A

Definitions

When used in the Agreement, the following terms have the meanings assigned to them in this Appendix A:

“Acquired Companies” has the meaning set forth in the Preamble to this Agreement; provided, however, that the term “Acquired Companies” shall include Mirabel Corp. (i) for all purposes of this Agreement, to the extent transactions contemplated by Section 6.19 have been completed prior to, or on the Closing Date, and (ii) for purposes of Article III and Article IV, irrespective of the transactions contemplated by Section 6.19.

“Adjusted Withheld Amount” has the meaning set forth in Section 6.15.

“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.  For purposes of this Agreement, “control” of a Person means the power to, directly or indirectly, direct or cause the direction of the management and policies of such Person whether through ownership of voting securities or other ownership interests, by contract or otherwise, including, with respect to a corporation, partnership or limited liability company, the direct or indirect ownership of more than 50% of the voting securities in such corporation or of the voting interest in a partnership or limited liability company.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated, unitary or similar group defined under state, local or foreign Income Tax Law).

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 2.5.

“Anti-Corruption Law” means any applicable Law relating to anti-bribery or anti-corruption (governmental or commercial), including the Foreign Corrupt Practices Act of 1977, as amended, and any other applicable Law that prohibits the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Person, including any government official.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other applicable merger control, competition, antitrust, or foreign investment Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Accounting Standard” means (a) with respect to Halo US and its Subsidiaries, GAAP and (b) with respect to Halo 812, Halo Canada, and their Subsidiaries, the Accounting Standards for Private Enterprises (ASPE), as promulgated from time to time by the Chartered Professional Accountants of Canada (or its successor).

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“Applicable Survival Period” has the meaning set forth in the Section 9.1(c).

“Balance Sheet Date” has the meaning set forth in Section 4.5.

“Base Purchase Price” has the meaning set forth in Section 2.1.

“Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and any pension plan within the meaning of the Supplemental Pension Plans Act (Québec) for employees employed in the province of Quebec, Canada, and any other deferred compensation, retention, severance, change-in-control, bonus, incentive, equity incentive or compensation, employment, individual independent contractor, retirement, pension, profit-sharing, health or welfare benefit, disability, medical or life insurance, material fringe-benefit, vacation and other paid time off or similar plans, Contracts, programs, policies or arrangements; provided, that a Benefit Plan shall not include any statutory benefit plans which the Acquired Companies are required to participate in or comply with, including the Québec Pension Plan (Régime des rentes du Québec) and plans administered pursuant to applicable health tax, workplace safety insurance and employment insurance legislation, but, in each case, only to the extent the Acquired Companies’ participation reflects compliance with the minimum requirements of applicable Law.

“Business Day” means any day, other than Saturday, Sunday or any other day on which banks located in the State of New Jersey and Province of Québec are authorized or required to close.

“Buyer” has the meaning set forth in the Preamble to this Agreement.

“Buyer Fundamental Representations” means, collectively, the representations and warranties contained in Section 5.1 (Organization and Existence), Section 5.2 (Authority and Enforceability), Section 5.5 (Financing), Section 5.6 (Investment Purpose), Section 5.7 (Independent Investigation) and Section 5.8 (Brokers).

“Buyer Indemnitees” has the meaning set forth in Section 9.2(a).

“Cap” has the meaning set forth in Section 9.2(c).

“Cash” means, as of the applicable date of determination, all cash (including amounts actually received prior to Closing in connection with the repayment of Affiliate loans), cash equivalents, cash deposits (including, without limitation, customer deposits), in each case, of the Acquired Companies, less all checks and wire transfers that are outstanding and unpaid.

“Certificate Limit” means, (a) in respect of a particular Section 116 Certificate, the amount specified and fixed by the Minister of National Revenue in that Section 116 Certificate, and (b) in respect of a particular Section 1098 Quebec Certificate, the amount specified and fixed by the Quebec Minister of Revenue in that Section 1098 Quebec Certificate.

“Closing” has the meaning set forth in Section 2.2.

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“Closing Cash Amount” means, as of 11:59 p.m. Eastern Standard Time on the day immediately preceding the Closing Date, the aggregate amount of Cash of the Acquired Companies.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Indebtedness Amount” means, as of the Closing, the aggregate amount of Indebtedness (without duplication) of the Acquired Companies, which shall exclude any and all intercompany Indebtedness settled at or prior to Closing in accordance with Section 6.14.  With respect to Taxes, the Closing Indebtedness Amount shall be determined as of the end of the Closing Date.

“Closing Payment” means an amount equal to (a) the Base Purchase Price, plus (b) the Closing Cash Amount, minus (c) Closing Indebtedness Amount, and minus (d) the Seller Transaction Costs.

“Closing Statement” has the meaning set forth in Section 2.4.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.

“Collateral Sources” has the meaning set forth in Section 9.6(a).

“Comfort Letter” has the meaning set forth in Section 6.16(c)(iv).

“Company Benefit Plans” has the meaning set forth in Section 4.16(a).

“Company Debt Payoff Letters” has the meaning set forth in Section 6.9.

“Company Intellectual Property” means all Owned Intellectual Property and any other Intellectual Property that is licensed to or used by any of the Acquired Companies, in each case, to the extent necessary for the conduct of the business of the Acquired Companies as it is currently being conducted.

“Company Permits” has the meaning set forth in Section 4.8(b).

“Company System” has the meaning set forth in Section 4.15(g).

“Company-Sponsored Plans” has the meaning set forth in Section 4.16(b).

“Confidentiality Agreement” has the meaning set forth in Section 10.5.

“Continuing Employee” has the meaning set forth in Section 6.13.

“Contract” means any contract, lease, license, indenture, note, bond, loan, license, sublicense, subcontract, instrument, undertaking or other agreement, arrangement or commitment that is legally binding.

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“Covered Losses” mean a Loss or Losses that are (a) validly made within the Applicable Survival Period, (b) equal to an amount arising from any matter or series of matters relating to the same underlying fact, circumstance, action or event exceeding $100,000 and (iii) not punitive, exemplary or indirect damages.

“CRA” means the Canada Revenue Agency.

“Data Room” means the electronic documentation site established by Intralinks on behalf of the Sellers and made available to the Buyer through the Closing Date.

“DEA” has the meaning set forth in Section 4.14(c).

“Deductible” has the meaning set forth in Section 9.2(c).

“Deforest Property” has the meaning set forth in Section 4.11(i).

“Disclosure Schedule” has the meaning set forth in the lead in to Article III.

“DOJ” has the meaning set forth in Section 6.5(b).

“Drug Registrations” means authorizations, applications, approvals, clearances, licenses, permits, certificates or exemptions issued or recognized by any Governmental Entity (including to the extent applicable, Abbreviated New Drug Applications; Notices of Compliance; Investigational New Drug Applications; Clinical Trial Applications; manufacturer, distributor or wholesale licenses or permits; controlled substances registrations; establishment registrations, licenses or permits and product listings) held by the Acquired Companies prior to the Closing, that are required for the conduct of the Acquired Companies’ business as it is currently being conducted.

“Drug Regulatory Law” means: (a) the Federal Food, Drug and Cosmetic Act, 21 U.S.C. § 301 et seq. (the “FDCA”); (b) the Federal Controlled Substances Act, 21 U.S.C. § 801 et seq.; (c) the Controlled Substances Import and Export Act, 21 U.S.C. § 951, et. seq., (d) the implementing regulations of such Laws codified at Title 21, Code of Federal Regulations; (e) any analogous applicable Laws of Canada, including the Food and Drugs Act (R.S.C. 1985, c. F-27) and the regulations thereunder and the Controlled Drugs and Substances Act (S.C., 1996, c. 19) and the regulations thereunder; (f) any applicable state board of pharmacy or provincial regulatory College of pharmacy Law; (g) any state or provincial Laws pertaining the possession, distribution, or use of controlled substances; and (h) any other applicable Laws of any jurisdiction governing the Acquired Companies’ business, as it relates to Products and it is currently being conducted, and any regulations thereunder.

“Environmental Law” means any applicable Law in effect as of the date hereof concerning, regulating, controlling or relating to: (a) pollution or protection, preservation or restoration of the environment, (b) use, generation, handling, transportation, treatment, recycling, treatment, storage, disposal, distribution, processing, handling, labeling, production, discharge, Release, threatened Release, control, or cleanup of any Hazardous Materials, or (c) protection of health and safety of Persons (including but not limited to employees) as it relates to exposure to Hazardous Materials.

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“Environmental Permit” means any orders, decrees, permits, licenses, approvals, consents, certifications, authorizations or certificates of authorizations issued by any Governmental Entity required under any applicable Environmental Law, including without limitation any binding written industrial agreement entered into by the Acquired Companies with any Governmental Entity for the release of waste waters as of the date hereof.

“Equity Interest” has the meaning set forth in the definition of Equity Securities.

“Equity Securities” means (a) capital stock, partnership, membership or other equity interests or units (whether general or limited), and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity or a right to control such entity (an “Equity Interest”), (b) subscriptions, calls, warrants, options, purchase rights or commitments of any kind or character relating to, or entitling any Person to acquire, any Equity Interest, (c) restricted shares, restricted stock units, performance units, contingent value rights, stock appreciation rights, phantom stock, equity participation or other similar rights or securities and (d) securities convertible into or exercisable or exchangeable for any Equity Interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and the regulations promulgated thereunder.

“FDA” has the meaning set forth in Section 4.14(c).

“FDCA” has the meaning set forth in the definition of Drug Regulatory Law.

“Filing” means a registration, declaration or filing with a Governmental Entity.

“Financial Statements” has the meaning set forth in Section 4.5(a).

“Financing” has the meaning set forth in Section 5.5.

“Fraud” means, with respect to any party hereto, an actual and intentional fraud with respect to the making of the representations and warranties under, and any certificate delivered pursuant to, this Agreement; provided, however, that such actual and intentional fraud of such party shall only be deemed to exist if any of the individuals identified in the definition of “Knowledge” had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such party under this Agreement were actually materially inaccurate, incomplete or untrue when made, with the express intention that the other party rely thereon to the material detriment of such other party.

“FTC” has the meaning set forth in Section 4.14(c).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” means any governments, court, tribunal, arbitrator, authority, ministers, ministry, Crown corporation, bureaus, agency, commission, securities exchange, legislative body, official or other instrumentality of the United States or Canada or any

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state, province, county, city, municipality or other political subdivision or similar governing entity, in the United States, Canada or in a foreign jurisdiction.

“Guarantee” has the meaning set forth in Section 6.12.

“Guaranteed Obligation” has the meaning set forth in Section 6.12.

“Halo” has the meaning set forth in the Preamble to this Agreement.

“Halo 812” has the meaning set forth in the Preamble to this Agreement.

“Halo Canada” has the meaning set forth in the Preamble to this Agreement.

“Halo US” has the meaning set forth in the Preamble to this Agreement.

“Hazardous Substances” means any material or substance that is listed, defined, designated, regulated or classified as, hazardous, toxic, or as a pollutant, or a contaminant (or words of substantially equivalent intent or meaning) under applicable Environmental Law, including without limitation petroleum, petroleum hydrocarbons or petroleum products, petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations promulgated thereunder.

“Income Tax” means any federal, state, local, or non-U.S. Tax measured by or imposed on net income.

“Income Tax Returns” means all Tax Returns with respect to Income Taxes.

“Indebtedness” means, without duplication, all liabilities (including all liabilities in respect of principal, accrued interest, prepayment and other penalties, breakage costs, fees, expenses and premiums, including arising as a result of the discharge of such amount owed and payments or premiums attributable to, or which arise as a result of, a change of control (including the Transactions)) relating to any of the following: (a) any indebtedness for borrowed money; (b) any obligations evidenced by bonds, debentures, notes, mortgages, subsidy agreement, contribution agreement or other similar instruments; (c) any obligations, contingent or otherwise, under acceptance, letters of credit or similar facilities; (d) any obligations in respect of interest rate, currency or commodity swaps, collars, caps and other hedging agreements; (e) all outstanding payment obligations of such Person under leases that are capital leases under GAAP; (f) all outstanding payment obligations of such Person for deferred purchase price in respect of property or services, including in respect of a company or business pursuant to any acquisition or similar agreement, including earnouts, payments under non-compete agreements and notes payable to the extent due and payable at or prior to Closing and not yet paid at Closing; (g) any pension liabilities, deferred compensation or severance currently owed or expected to be owe (to the extent not included in Seller Transaction Costs); (h) any guaranty of any of the foregoing and (i) any Pre-Closing Taxes (provided that for purposes of determining the Purchase Price pursuant to Article II, such Pre-Closing Taxes shall not include Taxes described in clause (a) of the definition thereof).

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For clarity, the ordinary course of business surety arrangements and long-term accounts payable set forth in Section 4.19 of the Disclosure Schedule under the heading “Excluded” do not constitute Indebtedness.

“Indemnitee” means any Person that is seeking indemnification pursuant to the provisions of this Agreement.

“Indemnitor” means any party to this Agreement from which a Person is seeking indemnification pursuant to the provisions of this Agreement.

“Intellectual Property” means all rights, titles and interests in and to all intellectual property rights of every kind and nature in any jurisdiction throughout the world, whether registered or unregistered, including the following: (a) inventions (whether patentable or unpatentable and whether or not reduced to practice) and any improvements thereon, and patents and patent applications, including divisions, continuations, continuations-in-part, renewals, renewal applications, extensions, reexaminations and reissues; (b) trademarks, service marks and trademark and service mark applications and registrations, trade dress, logos, trade names and other indicia of origin, and all goodwill associated with and symbolized by any of the foregoing; (c) copyrights and original works “of authorship, together with all applications, registrations and renewals therefor; (d) trade secrets, know-how and confidential information, including specifications, manufacturing and other processes, schematics, business methods, formulae, formulations, dosage forms, drawings, prototypes, models, designs, customer lists and supplier lists; (e) domain names and social media accounts; (f) computer software (including source code, object code, firmware, operating systems, documentation and specifications); (g) databases and data collections; (h) moral rights; (i) rights of privacy and rights of publicity; and (j) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“Interests” has the meaning set forth in the Recitals to this Agreement.

“Interim Period” means the period beginning on the date hereof and ending on the earlier of (a) the Closing and (b) the termination of this Agreement.

“IRS” has the meaning set forth in Section 4.16(b)(iii).

“ISRA” has the meaning set forth in Section 6.20(a).

“ITA” means Income Tax Act (Canada).

“Knowledge” means, (a) for the Sellers, the knowledge after reasonable investigation of the Chief Executive Officer and the Chief Financial Officer of the Acquired Companies, together with Maryse Laliberté, James Cherry and Anthony Qu; and (b) in the case of the Buyer, the knowledge after reasonable investigation of the Chief Executive Officer and Chief Financial Officer of the Buyer.  For purposes of clarity, the phrase “reasonable investigation” in reference to any Seller shall refer to investigation reasonably necessary to conduct in the ordinary course of business and without reference to the Transaction, including this Agreement.

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“Law” means, with respect to any Person as of any date, any statute, law (including common law), code, treaty, ordinance, rule, or regulation, or any mandatory and binding guidelines, codes or by-laws, of any Governmental Entity applicable to such Person as of such date.

“Legal Proceeding” means any legal proceeding (whether at law or in equity and including any civil, criminal, regulatory or administrative proceeding), action, suit litigation, claim or counterclaim, citation, complaint, demand, inquiry, audit, examination, investigation or arbitration by or before (or that would be before) a Governmental Entity.

“Lien” means with respect to any property or asset, any lien, statutory deemed trust, prior claims, mortgage, hypothec, pledge, license, charge, security interest or other encumbrance in respect of, or any similar interests or instruments charging or creating a security interest in or against, any such property or asset.

“LLC Seller” means Halo New Jersey Holdings Limited Liability Company, a New Jersey limited liability company and sole shareholder of Halo 812.

“Losses” has the meaning set forth in Section 9.2(a).

“Material Adverse Effect” means any change, effect, development, event or circumstance (when taken together with all other changes, effect, developments, events or circumstances) that (a) is, or is reasonably likely to be, individually or in the aggregate, materially adverse to the business, assets, liabilities, properties, results of operations or condition (financial or otherwise) of the Acquired Companies taken as a whole or (b) prevents, materially delays or materially impairs the ability of the Sellers or the Acquired Companies to consummate the Transactions; provided, however, that any changes or events to the extent resulting from the following items shall not be considered when determining whether a Material Adverse Effect has occurred pursuant to clause (a) above: (i) changes in economic, political, financial or capital market conditions generally, (ii) any acts of war (declared or undeclared), hostilities, sabotage, terrorist activities, any escalation of the foregoing or changes imposed by a Governmental Entity (including granting of quota for any particular Product by any Governmental Entity) associated with additional security, (iii) effects of weather, meteorological events or other acts of God, (iv) any change of Law or accounting standards after the date hereof, (v) any change in the industry in which the Acquired Companies’ business operates or in which Products are used, sold or distributed, including increases in operating costs, (vi) the announcement, in and of itself, of this Agreement or the Transactions or the fact that the prospective owner of the Acquired Companies is the Buyer, (vii) any actions taken by, or at the written request of, the Buyer or any breach by the Buyer of this Agreement, (viii) any actions required to be taken or omitted pursuant to this Agreement or taken with the Buyer’s written consent, or not taken because the Buyer unreasonably withheld, conditioned or delayed its consent, (ix) any failure by the Acquired Companies to meet projections or forecasts or revenue or earnings predictions for any period or any changes to projections, forecasts or predictions (provided that the underlying causes of such failure shall not be excluded) and (x) any action of any competitor of the Acquired Companies or competitor of any customer of the Acquired Companies, including, but not limited to, the introduction, launch or sale of a competing product, except with respect to clauses (i), (ii), (iii), (iv) or (v) above, if any such change, effect, development, event or circumstance disproportionately affects the Acquired

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Companies relative to other participants in the industries in which the Acquired Companies participates.

“Mirabel Corp.” has the meaning set forth in Section 3.6.

“Material Contracts” has the meaning set forth in Section 4.9(b).

“NJDEP” has the meaning set forth in Section 6.20(a).

“Notice of Claim” has the meaning set forth in Section 9.4(a).

“OFAC” means the U.S. Department of the Treasury, Office of Foreign Assets Control.

“Off-the-Shelf Software” means commercially available computer software obtained from a third-party on terms generally available to the public for license, maintenance, support and other fees of less than $250,000 in the aggregate.

“Order” means any award, injunction, judgment, order, writ, decree, ruling, assessment, stipulation, settlement, subpoena, decision, verdict, determination or arbitration or other award entered, issued, made, or rendered by or with any Governmental Entity, mediator or arbitrator.

“Organizational Documents” means, with respect to any Person that is not an individual, the articles or certificate of incorporation or organization, bylaws, limited partnership agreement, partnership agreement, limited liability company agreement, shareholders agreement or such other comparable organizational documents of such Person.

“Outside Date” has the meaning set forth in Section 8.1(a).

“Owned Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by any Acquired Company.

“Owned Real Property” means the real property and any buildings, improvements and fixtures thereon, as set forth on Section 4.10 of the Disclosure Schedule.

“Parties” means the Sellers, the Sellers’ Representative and the Buyer collectively.

“PEO Plans” has the meaning set forth in Section 4.16(a).

“Permit” means a consent, approval, license, permit, certificate, authorization, qualification, or extension of applicable waiting period from any Governmental Entity or under any Law, including, but not limited to, Drug Registrations and, when used with respect to the Acquired Companies, solely those that are necessary for the conduct of the Acquired Companies’ business as currently conducted.

“Permitted Lien” means (a) any Lien for Taxes that are not yet due and payable, (b) any landlords’, mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like

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Lien arising in the ordinary course of business with respect to a liability that is not yet due or delinquent or that is being contested in good faith by appropriate proceedings (and for which adequate accruals or reserves have been established on the balance sheet in the Financial Statements), (c) such customary permitted imperfections or irregularities of title and other Liens that do not secure Indebtedness and would not, individually or in the aggregate, be reasonably expected to materially detract from the value of, or materially interfere with the use of, the affected property, (d) zoning, planning, building and other similar limitations, restrictions and rights of any Governmental Entity to regulate property, (e) any Lien arising pursuant to, or as a result of, the Transactions and consented to in writing by the Buyer (including, for purposes of clarity, Buyer’s execution of this Agreement), (f) Liens listed on the Disclosure Schedule, (g) any easements, servitudes, restrictions, rights-of-way, and other similar matters of record, to the extent valid, subsisting and enforceable, properly recorded, filed, or registered in any land register or other public register where the Owned Real Property is located as of the date of this Agreement, provided the same shall not impair or adversely affect the use, occupancy, operation or value of the affected Real Property,  (h) any Lien that is released on or prior to Closing, (i) any condition with respect to Owned Real Property shown on a current survey/certificate of location delivered to the Buyer as of the date hereof, (j) any Lien properly recorded, filed, or registered in any land register or other public register prior to the date of this Agreement and (k) any Lien arising pursuant to or described in the Organizational Documents of the Acquired Companies or applicable securities Laws, (l) any Lien arising pursuant to or securing Indebtedness with respect to any letter of credit facility or similar facility of the Acquired Companies disclosed in the Disclosure Schedules; (m) any non-exclusive licenses or sublicenses of Company Intellectual Property granted by the Acquired Companies in the ordinary course of business consistent with past practice; (n) minor encroachments by an Owned Real Property over neighboring lands and/or permitted under agreements with neighboring landowners and minor encroachments over an Owned Real Property by improvements of neighboring landowners and/or permitted under agreements with neighboring landowners that, in either case, do not materially impair the current use, operation or marketability of an Owned Real Property; (o) any subsisting reservations, limitations, provisos, conditions or exceptions, including royalties, contained in an original grant of an Owned Real Property from the Crown; (p) the provisions of all applicable laws, including by-laws, regulations, ordinances and similar instruments relating to development and zoning that do not materially impair the current use, operation or marketability of an Owned Real Property.

“Person” means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, other business organization, entity or Governmental Entity.

“Policies” has the meaning set forth in Section 4.12.

“Pre-Closing Reorganization” has the meaning set forth in Section 6.19.

“Pre-Closing Taxable Period” means any taxable period ending on or before the Closing Date (or, for Straddle Periods, portions thereof determined under the allocation methodology specified in the subsequent sentence, ending on the Closing Date).  For all purposes of this Agreement, in the case of any Taxes for any Straddle Period, the portion of such Taxes attributable to a Pre-Closing Taxable Period shall (a) with respect to any Taxes that are imposed on a periodic basis and are not based upon or related to income, receipts or production, be deemed

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to be the amount of Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (b) with respect to Straddle Period Taxes not described in the preceding clause (i), and including, for the avoidance of doubt, withholding Taxes, be determined based on an interim closing of the books as of the end of the Closing Date.

“Pre-Closing Taxes” means, with respect to each Acquired Company and its respective Subsidiary (each, a “Covered Entity”) (a) all Taxes of the Sellers for any taxable period, including, for the avoidance of doubt, any Taxes required to be shown on Seller Returns described in clauses (i)(1) and (2) of Section 6.7(a); (b) all Taxes imposed on, or payable with respect to, a Covered Entity in respect of any Pre-Closing Taxable Period, including the portion of any Straddle Period allocable to a Pre-Closing Taxable Period, including, for the avoidance of doubt, any Taxes with respect to a Pre-Closing Tax Period (or portion thereof) attributable to an adjustment under Section 481(a) of the Code (or any corresponding or similar provision of a state, local or foreign Law) by reason of a change in method of accounting made (or required to be made) with respect to any taxable period beginning on or prior to the Closing Date, including pursuant to Section 451(b) of the Code, provided that such change in method of accounting: (1) was initiated by the Sellers on or prior to the Closing Date, (2) was required by a change in applicable Law having effect on or prior to the Closing Date, as determined by the Sellers in their good faith discretion; or (3) was otherwise required by applicable Law, as mutually agreed by Sellers and Buyer, each of which may grant or withhold their agreement thereto in their good-faith discretion; (c) all Taxes of any member of an Affiliated Group of which a Covered Entity is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign Law; (d) all Taxes of any Person imposed on a Covered Entity as a result of any Tax Sharing Agreement for a Pre-Closing Tax Period; (e) all Taxes of any Person imposed on a Covered Entity as a transferee or successor, by contract, or otherwise for a Pre-Closing Tax Period; and (f) any Taxes imposed by Section 965(a) of the Code.

“Privacy Obligations” has the meaning set forth in Section 4.15(h).

“Privileged Communications” has the meaning set forth in Section 10.14(b).

“Pro-Rata Share” means, with respect to each Seller, such percentage as shown opposite each such Seller’s name as such Seller’s “Pro-Rata Share” on Appendix B.

“Products” means, collectively, any and all pharmaceutical products that as of the date hereof are manufactured by the Acquired Companies on behalf of other Persons.

“Purchase Price” has the meaning set forth in Section 2.1.

“Québec Adjusted Withheld Amount” has the meaning set forth in Section 6.17(b).

“Québec Pension Plan” means the Régime des rentes du Québec.

“Québec Withheld Amount” has the meaning set forth in Section 6.17.

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“Real Property” has the meaning set forth in Section 4.10(b).

“Real Property Leases” has the meaning set forth in Section 4.10(b).

“Registered Intellectual Property” has the meaning set forth in Section 4.15(a).

“Related Party” means any respective former, current and future direct or indirect equityholder, controlling person, shareholder, director, officer, Affiliate, member, manager, general or limited partner or assignee of a Person.

“Related Party Transactions” has the meaning set forth in Section 4.20.

“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, disposing, injection, discharge, leaching, dumping, seepage, disposal, or migration to, into or through the environment as described or regulated under any Environmental Law.

“Remittance Account” has the meaning set forth in Section 6.16(b).

“Remittance Date” has the meaning set forth in Section 6.16(c).

“Representatives” means the officers, directors, managers, employees, counsel, accountants, agents, financial advisers and consultants of a Person.

“RP Interests” means all of the Equity Interests of Halo 812, held by LLC Seller and sold to the Buyer under the terms of this Agreement.

“RP Purchase Price” means that part of the Purchase Price allocated to the RP Interests in accordance with Section 2.5 of this Agreement.

“Sanctioned Person” means, at any time (a) any Person listed on OFAC’s Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, and Sectoral Sanctions Identification List, U.S. Department of Commerce’s Denied Persons List or Entity List, and the State Department’s Debarred List or other similar lists maintained by other government authorities, (b) any Person ordinarily resident in, organized under the Laws of, or operating in a country or region subject to comprehensive sanctions administered by OFAC, or (c) any Person owned 50% or more or otherwise controlled by any such Person or Persons described in clause (a) and (b).

“Section 116 Certificate” means a certificate issued by the Minister of National Revenue under subsection 116(2) of the ITA in connection with the disposition of the RP Interests.

“Section 1098 Quebec Certificate” means a certificate issued by the Minister of Revenue of Quebec under section 1098 of the Quebec Taxation Act.

“Securities Act” has the meaning set forth in Section 5.6.

“Seller” or “Sellers” has the meaning set forth in the Preamble; provided, however, that the term “Sellers” shall include SK Angel Holdings, L.P. (i) for all purposes of this Agreement,

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to the extent transactions contemplated by Section 6.19 have been completed prior to, or on the Closing Date, and (ii) for purposes of Article III and Article IV, irrespective of the transactions contemplated by Section 6.19.

“Seller Group” has the meaning set forth in Section 10.14(a)(i).

“Seller Group Law Firm” has the meaning set forth in Section 10.14(a)(i).

“Seller Guarantor” has the meaning set forth in the Preamble to this Agreement.

“Seller Indemnitees” has the meaning set forth in Section 9.3(a).

“Seller Return” has the meaning set forth in Section 6.7(a).

“Seller Transaction Costs” means all fees, costs and expenses of the Sellers and the Acquired Companies (other than fees, costs and expenses incurred on behalf of the Buyer or any Affiliate thereof), in each case, incurred in connection with the negotiation, preparation and execution of this Agreement and the consummation of the Transactions, the auction process involving the potential sale of the Acquired Companies to a third party or any other sales process conducted or pursued by the Sellers, the Acquired Companies or their Affiliates, whether paid or payable prior to, at or after the Closing Date, including (a) the fees, costs and expenses of counsel to the Acquired Companies, (b) the fees, costs and expenses of investment bankers and any other agents, advisors, consultants and experts engaged by the Acquired Companies, and Sellers’ portion of all Transfer Taxes in accordance with Section 6.6, (c) any transaction or other bonus, phantom equity, change-of-control, retention, severance or other compensatory payments or benefits that are created, accelerated, accrue or become payable to, or in respect of, any present or former employee, independent contractor, officer or director of the Acquired Companies or any other Person, in each case, in connection with or as a result of the transactions contemplated by this Agreement (including the employer portion of any withholding, payroll, employment or similar Taxes, if any, associated therewith) and (d) any amounts payable pursuant to any management, sponsor, advisory or other agreement between the Acquired Companies and any Seller or Affiliate thereof, including any termination fee or other similar payment, in each case, that accrues or becomes payable in connection with or as a result of the transactions contemplated by this Agreement.

“Sellers Fundamental Representations” means, collectively, the representations and warranties contained in Section 3.1 (Authority and Enforceability), Section 3.3 (Title to Interests), Section 3.5 (Brokers), Section 3.6 (Mirabel Corp), Section 4.1 (Organization and Existence), Section 4.2 (Capitalization), Section 4.3 (Subsidiaries) and Section 4.21 (Brokers).

“Sellers’ Representative” has the meaning set forth in Section 10.3.

“Sensitive Data” means (a) confidential information regarding the Acquired Companies’ products, services, technology, operations and clients, (b) individually identifiable Personal Health Information, as defined under the Health Insurance Portability and Accountability Act, (b) individually identifiable Personal Information, as defined under the Act Respecting the Protection of Personal Information in the Private Sector (Québec), the Personal Information

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Protection and Electronic Documents Act (Canada), or any similar Law and (d) information required by any applicable Law, Contract, industry standard or other requirement to be encrypted, masked or otherwise protected from disclosure.

“Straddle Period” means any Tax period that includes (but does not end on) the Closing Date.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the Equity Interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person or otherwise control or direct the business or operations of such Person.

“System” means any computer systems, software, hardware, firmware, networks, servers, interfaces, equipment, databases, interfaces, platforms, and related telecommunications and information technology systems that are used for the transmission, storage, maintenance, processing or analysis of electronic or other data and information and are necessary for the conduct of the business of the Acquired Companies.

“Tax” or “Taxes” means (a) any United States or Canadian local, state, provincial, or federal or foreign income, profits, franchise, withholding, ad valorem, personal property (tangible and intangible), employment, payroll, sales and use, social security, disability, goods and services, HST, harmonized sales, all employment insurance, health insurance, labour standards and Canada, Quebec and other pension plan premiums or contributions and for greater certainty, all contributions payable under any Tax Laws occupation, real property, severance, excise, unclaimed property or escheat and other taxes, duties, premiums, contributions and any other similar charges, including any interest, penalty or addition thereto, and (b) liability for the payment of any amount of the type described in clause (a) as a result of being or having been before the Closing a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability of the Acquired Companies to a Taxing Authority is determined or taken into account with reference to the activities of any other Person.

“Tax Amount” has the meaning set forth in Section 6.16(c)(iii).

“Tax Claim” means (a) any written claim with respect to Taxes made by any Taxing Authority or other Person that, if pursued successfully, could serve as the basis for a claim for indemnification of the Buyer and the Sellers under this Agreement or (b) a rejection by a Taxing Authority of a claim for a Tax refund with respect to any taxable period ending on or before the Closing Date of, or relating to, any Acquired Company or a Subsidiary thereof.

“Tax Returns” means any return, election, designation, report or similar statement filed or required to be filed with respect to any Taxes (including any attached schedules or other attachments thereto), including any information return, claim for refund, amended return and declaration of estimated Tax.

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“Tax Sharing Agreement” means any Contract entered into prior to the Closing binding the Covered Entities, or under which the Covered Entities have any obligation, that provides for the allocation, apportionment, indemnification, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts or gains for the purposes of determining any Person’s Tax liability other than any such Contract entered into in the ordinary course of business the primary subject of which is not Taxes.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Third Party Claim” has the meaning set forth in Section 9.4(a).

“Third Party Defense” has the meaning set forth in Section 9.4(b).

“Transactions” has the meaning set forth in the Recitals.

“Transfer Taxes” means all transfer, sales, use, real property transfer, goods and services, value added, documentary, stamp duty, gross receipts, excise, transfer and conveyance Taxes and other similar Taxes, duties, fees or charges.

“Union” means any union, association of employees, labor organization, works council or other employee representative.

“WARN” has the meaning set forth in Section 4.17(e).

“Withheld Amount” has the meaning set forth in Section 6.15.

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